Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of May 9, 2024

by and between

UNITED BANKSHARES, INC.

and

PIEDMONT BANCORP, INC.

TABLE OF CONTENTS

Page

ARTICLE I Certain Definitions		1

1.01	Certain Definitions	1

ARTICLE II The Merger		9

2.01	The Merger	9
2.02	Effective Date and Effective Time	10
2.03	Tax Consequences	10

ARTICLE III The Bank Merger		10

3.01	The Bank Merger	10
3.02	Effective Date and Effective Time	11

ARTICLE IV Consideration; Exchange Procedures		11

4.01	Merger Consideration	11
4.02	Rights as Shareholders; Stock Transfers	11
4.03	Fractional Shares	11
4.04	Exchange Procedures	12
4.05	Anti-Dilution Provisions	13
4.06	Equity-Based Awards	14
4.07	Withholding Rights	15
4.08	Appraisal Rights	16

ARTICLE V Actions Pending the Effective Time		16

5.01	Forbearances of Piedmont	16
5.02	Forbearances of United	19

ARTICLE VI Representations and Warranties		19

6.01	Disclosure Schedules	19
6.02	Standard	20
6.03	Representations and Warranties of Piedmont	20
6.04	Representations and Warranties of United	37

ARTICLE VII Covenants		47

7.01	Reasonable Best Efforts	47
7.02	Shareholder Approval	47
7.03	Registration Statement	48
7.04	Access; Information	49
7.05	Acquisition Proposals	50
7.06	Takeover Laws	52
7.07	Regulatory Applications	52
7.08	Indemnification	54
7.09	Benefit Plans	55
7.10	Notification of Certain Matters	56

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7.11	Compliance with Laws	56
7.12	Operating Functions	57
7.13	Shareholder Litigation	57
7.14	Dividends	57
7.15	Divestiture of Investment	57

ARTICLE VIII Conditions to Consummation of the Merger		58

8.01	Conditions to Each Party’s Obligation to Effect the Merger	58
8.02	Conditions to Obligation of Piedmont	58
8.03	Conditions to Obligation of United	59

ARTICLE IX Termination		59

9.01	Termination	59
9.02	Effect of Termination and Abandonment	62
9.03	Fees and Expenses	62

ARTICLE X Miscellaneous		63

10.01	Survival	63
10.02	Waiver; Amendment	63
10.03	Assignment	64
10.04	Counterparts	64
10.05	Governing Law	64
10.06	Expenses	64
10.07	Notices	64
10.08	Entire Understanding; No Third-Party Beneficiaries	65
10.09	Severability	66
10.10	Interpretation; Effect	66
10.11	Publicity	66
10.12	Confidential Supervisory Material	66
10.13	Enforcement of this Agreement	67

Exhibit A	Bank Merger Agreement and Plan of Merger
Exhibit B	Form of Piedmont Support Agreement

ii

AGREEMENT AND PLAN OF MERGER, dated as of May 9, 2024 (this “Agreement”), by and between PIEDMONT BANCORP, INC. (“Piedmont”) and UNITED BANKSHARES, INC. (“United”).

RECITALS

A. Piedmont. Piedmont is a Georgia corporation, having its principal place of business in Peachtree Corners, Georgia.

B. United. United is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.

C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Board Action. The respective Boards of Directors of each of United and Piedmont have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

E. Support Agreements. Each of the directors of Piedmont and Piedmont Bank in office and who owns shares of Piedmont Common Stock as of the date of this Agreement has, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Piedmont or any of its Significant Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, Piedmont or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Additional Cash Payment Per Share” has the meaning set forth in Section 9.01(g)(i).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ALLL” has the meaning set forth in Section 6.03(w).

“Applicable Requirements” has the meaning set forth in Section 6.03(bb)(vi)(A).

“Average Index Price” has the meaning set forth in Section 9.01(g)(ii).

“Average United Closing Price” means the volume-weighted average of the closing sales price on Nasdaq of United Common Stock for the 10 full trading days ending on the second trading day immediately preceding the Effective Date.

“Average United Stock Price” has the meaning set forth in Section 9.01(g)(ii).

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Agreement” means the Bank Merger Agreement and Plan of Merger of Piedmont Bank with and into United Bank, attached as Exhibit A.

“Book-Entry Shares” has the meaning set forth in Section 4.04(a).

“Code” has the meaning set forth in the recitals.

“Community Reinvestment Act” has the meaning set forth in Section 6.03(j)(vi).

“Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m)(i).

“Confidentiality Agreement” has the meaning set forth in Section 7.04(d).

“Consultants” has the meaning set forth in Section 6.03(m)(i).

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Costs” has the meaning set forth in Section 7.08(a).

“Deferred Compensation Plan” has the meaning set forth in Section 6.03(m)(xi).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” has the meaning set forth in Section 9.01(g)(ii).

“Directors” has the meaning set forth in Section 6.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“Dissenting Shares” has the meaning set forth in Section 4.08(a).

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 6.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Computershare Limited.

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

“Fannie Mae” has the meaning set forth in Section 6.03(bb)(i)(A).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FDIA” has the meaning set forth in Section 6.03(j)(vi).

“Fraud” has the meaning set forth in Section 9.02.

“Freddie Mac” has the meaning set forth in Section 6.03(bb)(i)(A).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GBCA” means the Georgia Business Corporations Act, as amended.

“GCD” means the Georgia Corporations Division of the Georgia Secretary of State.

“GDBF” means the Georgia Department of Banking and Finance.

“Ginnie Mae” has the meaning set forth in Section 6.03(bb)(i)(A).

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 7.08(a).

“Index” has the meaning set forth in Section 9.01(g)(ii).

“Index Price” has the meaning set forth in Section 9.01(g)(ii).

“Index Ratio” has the meaning set forth in Section 9.01(g)(i).

“Insurance Amount” has the meaning set forth in Section 7.08(c).

“Investment Advisers Act” has the meaning set forth in Section 6.03(aa).

“IRS” has the meaning set forth in Section 6.03(j)(v).

“knowledge” has the meaning set forth in Section 6.02.

“law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person, its assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to United or Piedmont, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or Piedmont and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United or Piedmont to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities, except to the extent that such changes have a disproportionate impact on United or Piedmont, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on United or Piedmont, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on United or Piedmont, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of United or Piedmont taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, any earthquakes, hurricanes, tornados or other natural disasters, or any national or global epidemic, pandemic or disease outbreak, or the material worsening of such conditions threatened or existing as of the date of this Agreement, (g) failure of United or Piedmont to meet any internal financial forecasts or any earnings projections (whether made by United or Piedmont or any other Person, and it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 7.07(a).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Mortgage Loans” has the meaning set forth in Section 6.03(bb)(vi)(E).

“Mortgage Servicing Rights” has the meaning set forth in Section 6.03(bb)(vi)(F).

“Nasdaq” means The NASDAQ Stock Market, Inc.’s Global Select Market.

“Notice Period” has the meaning set forth in Section 7.05(e).

“Notice of Superior Proposal” has the meaning set forth in Section 7.05(e).

“Old Certificates” has the meaning set forth in Section 4.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m)(ii).

“Permitted Liens” has the meaning set forth in Section 6.03(x).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business or other trust or unincorporated organization.

“Piedmont” has the meaning set forth in the preamble to this Agreement.

“Piedmont Acquired Mortgage Loan” has the meaning set forth in Section 6.03(bb)(vi)(B).

“Piedmont Articles” means the Articles of Incorporation of Piedmont, as amended.

“Piedmont Bank” means The Piedmont Bank, a bank chartered under the laws of the State of Georgia and a wholly owned direct subsidiary of Piedmont.

“Piedmont Board” means the Board of Directors of Piedmont.

“Piedmont Board Recommendation” has the meaning set forth in Section 7.02(b).

“Piedmont Bylaws” means the Bylaws of Piedmont, as amended.

“Piedmont Common Stock” means the common stock, par value $0.01 per share, of Piedmont.

“Piedmont Financial Statements” means (i) the audited consolidated financial statements (including related notes and schedules, if any) of Piedmont for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, and the unaudited financial statement highlights of Piedmont for the quarter ended March 31, 2024 (including related notes and schedules, if any, and subject, to year-end audit adjustments normal in nature and amount), and (ii) each Consolidated Reports of Condition and Income (FFIEC Form 041) of Piedmont Bank (or any successor form of the Federal Financial Institutions Examination Council) with respect to the years ended December 31, 2023, December 31, 2022, and December 31, 2021 and the quarter ended March 31, 2024.

“Piedmont Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest-bearing assets) to which Piedmont Bank is party as a creditor.

“Piedmont Meeting” has the meaning set forth in Section 7.02(a).

“Piedmont Owned Mortgage Loan” has the meaning set forth in Section 6.03(bb)(vi)(C).

“Piedmont Series A Preferred Stock” has the meaning set forth in Section 6.03(b).

“Piedmont Serviced Mortgage Loan” has the meaning set forth in Section 6.03(bb)(vi)(D).

“Piedmont Stock Award” has the meaning set forth in Section 4.06(c).

“Piedmont Stock Option” has the meaning set forth in Section 4.06(a).

“Piedmont Stock Plan” has the meaning set forth in Section 4.06(a).

“Piedmont Stock Warrant” has the meaning set forth in Section 4.06(b).

“Piedmont Systems” has the meaning set forth in Section 6.03(z)(i).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or, with respect to United, information set forth in United’s SEC Documents.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Recommendation Change” has the meaning set forth in Section 7.05(d).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Regulatory Authority” and “Regulatory Authorities” each has the meaning set forth in Section 6.03(i)(i).

“Regulatory Communication” has the meaning set forth in Section 7.07(a).

“Requisite Piedmont Vote” has the meaning set forth in Section 6.03(e).

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SERP” has the meaning set forth in Section 6.03(m)(xi).

“Servicing Agreement” has the meaning set forth in Section 6.03(bb)(vi)(G).

“Starting Date” has the meaning set forth in Section 9.01(g)(ii).

“Starting Price” has the meaning set forth in Section 9.01(g)(ii).

“Subservicer” has the meaning set forth in Section 6.03(bb)(vi)(H).

“Subsidiary” and “Significant Subsidiary”, including the plural versions of such terms, have the meanings ascribed to them in Rule 1-02(x) and Rule 1-02(w), respectively, of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 7.05(b).

“Surviving Entity” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments in the nature of a tax, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Fee” has the meaning set forth in Section 9.03(a).

“United” has the meaning set forth in the preamble to this Agreement.

“United Articles” means the Articles of Incorporation, as amended, of United.

“United Bank” means United Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia.

“United Board” means the Board of Directors of United.

“United Book-Entry Shares” has the meaning set forth in Section 4.04(a).

“United Bylaws” means the Bylaws of United, as amended.

“United Common Stock” means the common stock, par value $2.50 per share, of United.

“United Compensation and Benefit Plans” has the meaning set forth in Section 6.04(l)(i).

“United ERISA Affiliate” has the meaning set forth in Section 6.04(l)(ii).

“United ERISA Affiliate Plan” has the meaning set forth in Section 6.04(l)(ii).

“United Pension Plan” has the meaning set forth in Section 6.04(l)(i).

“United Preferred Stock” has the meaning set forth in Section 6.04(b)(i).

“United Ratio” has the meaning set forth in Section 9.01(g)(i).

“United’s SEC Documents” has the meaning set forth in Section 6.04(g)(i).

“United Systems” has the meaning set forth in Section 6.04(p)(i).

“VBFI” means the Virginia Bureau of Financial Institutions.

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

“Walton Funding” means Walton Funding LLC, a Florida limited liability company act, of which Piedmont Bank holds a 30% membership interest.

“Willful Breach” has the meaning set forth in Section 9.02.

“WVBCA” means the West Virginia Business Corporation Act, as amended.

“WVSOS” means the Secretary of State of the State of West Virginia.

ARTICLE II

The Merger

2.01 The Merger.

(a) Subject to the terms and conditions hereinafter set forth, at the Effective Time, Piedmont shall merge with and into United (the “Merger”), the separate corporate existence of Piedmont shall cease and United shall survive and continue to exist as a West Virginia corporation (United, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”). United may at any time prior to the Effective Time change the method of effecting the combination with Piedmont (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax-free treatment of the Merger to Piedmont’s shareholders as a result of receiving the Merger Consideration, (iii) reasonably be expected to materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) require submission to or approval of Piedmont’s shareholders after the Merger has been approved by Piedmont’s shareholders; and provided, further, that United shall provide Piedmont with seven days’ prior written notice of such change and the reasons therefor.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon (i) the filing with the GCD and the WVSOS of articles of merger in accordance with Section 14-2-1105 of the GBCA and Section 31D-11-1106 of the WVBCA, and the issuance by each of the GCD and the WVSOS of a certificate of merger relating to the Merger or (ii) effective upon such later date and time as may be set forth in such articles of merger. The Merger shall have the effects prescribed in the GBCA and the WVBCA.

(c) The United Articles and the United Bylaws, each as in effect immediately prior to the Effective Time, shall be the articles of incorporation and the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

2.02 Effective Date and Effective Time. Provided that the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on a date that is mutually acceptable to the parties, provided, however, that the Effective Date shall occur within 10 days after all of the conditions to the Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable law) in accordance with the terms hereof, provided, further, that in no event will United be required to close the Merger in the last 25 days of a quarter, and in such event, the Effective Date will be the first business day of the subsequent quarter. The consummation of the Merger may be effected by electronic or other transmission of signature pages, as mutually agreed upon. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

2.03 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each party hereto shall not, and shall not permit any of its respective Subsidiaries to, take any action or fail to take any action that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each party shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by legal counsel. The Surviving Entity shall timely comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each party hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on all applicable Tax Returns, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE III

The Bank Merger

3.01 The Bank Merger.

(a) After the Effective Time, Piedmont Bank, the wholly owned subsidiary of Piedmont, shall merge with and into United Bank, a wholly owned subsidiary of United (the “Bank Merger”), pursuant to the terms and conditions of the Bank Merger Agreement, the separate existence of Piedmont Bank shall cease and United Bank shall survive and continue to exist as a banking corporation chartered under the laws of the Commonwealth of Virginia. United may at any time prior to the Effective Time, change the method of effecting the combination with Piedmont Bank (including, without limitation, the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to Piedmont’s shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the filing with the GCD and the VSCC articles of merger in accordance with Section 7-1-532 of the GBCA and Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Bank Merger, or such later date and time as may be set forth in such articles of merger. The Bank Merger shall have the effects prescribed in the GBCA and the VSCA.

3.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall use reasonable efforts to cause the effective date of the Bank Merger to occur immediately after the Effective Date.

ARTICLE IV

Consideration; Exchange Procedures

4.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Merger Consideration. Each issued and outstanding share of Piedmont Common Stock at the Effective Time (other than Dissenting Shares and shares of Piedmont Common Stock held by United and its Subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) shall be converted into the right to receive, subject to the limitations set forth in this Agreement, 0.300 of a share (the “Exchange Ratio”) of United Common Stock (the “Merger Consideration”).

(b) Outstanding United Stock. Each share of United Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

4.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Piedmont Common Stock shall cease to be, and shall have no rights as, shareholders of Piedmont, other than to receive the Merger Consideration (if so provided in Section 4.01(a)), any cash in lieu of fractional shares of United Common Stock in accordance with this Agreement and any dividend or other distribution with respect to such Piedmont Common Stock with a record date occurring prior to the Effective Time, and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Piedmont or the Surviving Entity of shares of Piedmont Common Stock.

4.03 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Piedmont Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of United Common Stock (after taking into account all Old Certificates and the Book-Entry Shares delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of United Common Stock multiplied by the volume weighted average price of United Common Stock reported on Nasdaq for the last full trading day immediately preceding the Effective Date. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

4.04 Exchange Procedures.

(a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Piedmont Common Stock (“Old Certificates”) and holders of non- certificated shares of Piedmont Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article IV, (i) non-certificated shares of United Common Stock (collectively, “United Book-Entry Shares”) and (ii) an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates or Book-Entry Shares shall pass, only upon delivery of the Old Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for United Book-Entry Shares, if any, that the holders of the Old Certificates or Book- Entry Shares are entitled to receive pursuant to Article IV, and any cash in lieu of fractional shares into which the shares of Piedmont Common Stock represented by the Old Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement. Upon proper surrender of an Old Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) United Book-Entry Shares representing that number of whole shares of United Common Stock that such holder has the right to receive pursuant to Article IV, if any, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article IV, and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c) If any Old Certificates or Book-Entry Shares representing Piedmont Common Stock have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificates or Book-Entry Shares to be lost, stolen, mutilated, destroyed or are otherwise missing, and, if requested by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent reasonably directs as indemnity against any claim that may be made against it or United with respect to such Old Certificate or Book- Entry Shares, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Old Certificate or Book-Entry Shares the Merger Consideration as provided for in this Section 4.04. Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Piedmont Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) All shares of United Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by United in respect of the United Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of United Common Stock issuable pursuant to this Agreement. No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of Piedmont Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive United Book-Entry Shares in exchange therefore in accordance with the procedures set forth in this Section 4.04. After becoming so entitled in accordance with this Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Piedmont on the business day after the one-year anniversary of the Effective Date shall be paid to United. Any shareholders of Piedmont who have not theretofore complied with this Article IV shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Piedmont Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(f) In the event of a transfer of ownership of a Old Certificate and/or Book-Entry Share representing Piedmont Common Stock that is not registered in the stock transfer records of Piedmont, the proper amount of cash and/or shares of United Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Old Certificate and/or Book-Entry Share so surrendered is registered if the Old Certificate and/or Book-Entry Share formerly representing such Piedmont Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Old Certificate and/or Book-Entry Share or establish to the satisfaction of United or the Exchange Agent that the Tax has been paid or is not applicable.

4.05 Anti-Dilution Provisions. In the event United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding United Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide the holders of Piedmont Common Stock the same economic effect as contemplated by this Agreement prior to such event. Notwithstanding any other provisions of this Section 4.05, no adjustment shall be made in the event of the issuance of additional shares of United Common Stock pursuant to any dividend reinvestment plan or direct investment plan of United or in connection with the issuance of shares as consideration in a transaction where United is the surviving corporation or in connection with any offering of shares where United receives consideration in exchange for the shares so offered.

4.06 Equity-Based Awards.

(a) As of the Effective Time, each option to purchase shares of Piedmont Common Stock (each, a “Piedmont Stock Option”) that is outstanding under the Piedmont Bancorp, Inc. 2009 Stock Option Plan (the “Piedmont Stock Plan”) immediately prior to the Effective Time, shall, to the extent not vested, become fully vested and exercisable and shall be canceled without any action on the part of any holder or beneficiary thereof, in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (i) the excess, if any, of the product of (A) the Average United Closing Price multiplied by (B) the Exchange Ratio (subject to any adjustments as provided in Section 9.01(g), including accounting for any Additional Cash Payment Per Share, as applicable), over the applicable exercise price of such Piedmont Stock Option; and (ii) the number of shares of Piedmont Common Stock subject to such Piedmont Stock Option, less any required withholding taxes.

(b) As of the Effective Time, each warrant to purchase shares of Piedmont Common Stock (each, a “Piedmont Stock Warrant”) that is outstanding under any Piedmont Stock Plan or individual award agreement immediately prior to the Effective Time, shall, to the extent not vested, become fully vested and exercisable and shall be canceled without any action on the part of any holder or beneficiary thereof, and in consideration therefor, at the election of the holder, will either (i) receive a lump sum cash payment in consideration equal to the product of: (A) the excess, if any, of the product of (1) the Average United Closing Price multiplied by (2) the Exchange Ratio (subject to any adjustments as provided in Section 9.01(g), including accounting for any Additional Cash Payment Per Share, as applicable), over the applicable exercise price of such Piedmont Stock Warrant; and (B) the number of shares of Piedmont Common Stock subject to such Piedmont Stock Warrant, or (ii) convert into a warrant to purchase shares of United Common Stock, with the number of shares of United Common Stock equal to the product of (A) the total number of shares of Piedmont Common Stock subject to the applicable Piedmont Stock Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (subject to any adjustments as provided in Section 9.01(g), including accounting for any Additional Cash Payment Per Share, as applicable, and rounded up or down, if necessary, to the nearest whole share of United Common Stock), and the per-share exercise price under each such Piedmont Stock Warrant shall be adjusted to equal the quotient of (X) the exercise price per share of such Piedmont Stock Warrant at which such Piedmont Stock Warrant was exercisable immediately prior to the Effective Time divided by (Y) the Exchange Ratio (subject to any adjustments as provided in Section 9.01(g), including accounting for any Additional Cash Payment Per Share, as applicable, and rounded up or down to the nearest whole cent), in either event, if necessary less any required withholding taxes. Any election by a holder of a Piedmont Stock Warrant must be made at least five days prior to the Effective Time in accordance with the procedures implemented by United and Piedmont with respect to such election.

(c) At the Effective Time, each restricted stock grant, restricted stock unit grant and any other award in respect of a share of Piedmont Common Stock subject to vesting, repurchase or other lapse restriction under a Piedmont Stock Plan or individual award agreement that is outstanding immediately prior to the Effective Time other than a Piedmont Stock Option or a Piedmont Stock Warrant (each, a “Piedmont Stock Award”) shall become fully vested, be cancelled and converted automatically into the right to receive the Merger Consideration (with any fractional share being entitled to receive cash in lieu thereof as provided in Section 4.03) in respect of each share of Piedmont Common Stock underlying such Piedmont Stock Award. United shall issue the consideration described in this Section 4.06(c) less applicable tax withholdings within five business days following the Effective Date.

(d) Prior to the Effective Time, Piedmont shall provide such notice, if any, to the extent required under the terms of the applicable Piedmont Stock Plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Piedmont Stock Plan or any outstanding awards, and take all other appropriate actions to: (i) give effect to the transactions contemplated herein; (ii) terminate the Piedmont Stock Plan as of the Effective Time; and (iii) ensure that after the Effective Time, neither any holder of Piedmont Stock Awards, any beneficiary thereof, nor any other participant in any Piedmont Stock Plan shall have any right thereunder to acquire any securities of Piedmont or to receive any payment or benefit with respect to any award previously granted under the Piedmont Stock Plan, except as provided in this Section 4.06. As of the Effective Time, the Piedmont Stock Plan shall be terminated and no further awards or other rights shall be granted thereunder.

(e) All payments pursuant to this Section 4.06 shall be made at or as soon as practicable following the Effective Time, in accordance with Piedmont’s ordinary payroll practices and shall be subject to any applicable withholding (other than those contemplated in subsection (b)); provided, however, that to the extent any payments cannot be paid during such period without causing the recipient to incur a penalty tax under Section 409A of the Code, then such payment shall be distributed in accordance with Section 409A of the Code and applicable guidance thereunder. In connection with the consummation of the Merger, United shall make available to Piedmont cash in an amount necessary to fulfill the obligations set forth in this Section 4.06.

(f) Notwithstanding any provision contained herein to the contrary, each of Piedmont and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code or any other applicable state, local, or foreign tax law. To the extent that such amounts are withheld, they shall be remitted by Piedmont or the Surviving Entity to the appropriate governmental entity and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(g) United and Piedmont agree to adopt any resolutions and take all steps necessary (including obtaining any participant consents or providing any required or advisable notices to any participant) to effect the provisions of this Section 4.06.

4.07 Withholding Rights. United or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that if United determines that an amount is required to be deducted and withheld with respect to any amounts payable to the shareholders of Piedmont (other than any withholding resulting from any compensatory payments pursuant to Section 4.06), United shall provide Piedmont with reasonable advance written notice of its intent to deduct and withhold and shall use commercially reasonable efforts to cooperate with Piedmont to reduce or eliminate such deduction or withholding. To the extent that such amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of United or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by United or the Exchange Agent, as the case may be.

4.08 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Piedmont Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, the provisions of Article 13 of the GBCA shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in this Article IV (the “Dissenting Shares”), but instead such shareholder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the applicable provisions of the GBCA. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each shareholder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the applicable provisions of the GBCA and this Section 4.08. Notwithstanding the foregoing, if any such shareholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the applicable provisions of the GBCA, or a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by the applicable provisions of the GBCA, then the right of such shareholder to be paid the fair value of such shareholder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 4.01.

(b) Piedmont shall give United (i) prompt written notice of any demands for appraisal of any shares of Piedmont Common Stock and any withdrawals of such demands, and (ii) the opportunity to participate in negotiations and proceedings with respect to such demands. Piedmont shall not, except with the prior written consent of United, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE V

Actions Pending the Effective Time

5.01 Forbearances of Piedmont. From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or Previously Disclosed, required by law or with the prior written consent of United (which consent shall not be unreasonably withheld, delayed or conditioned), Piedmont will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Other than as set forth in Section 5.01(a) of Piedmont’s Disclosure Schedule, conduct the business of Piedmont and its Subsidiaries other than in the ordinary course, fail to use commercially reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, make any capital expenditure in excess of $500,000 in the aggregate (provided that United shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two business days of its receipt of a written request from Piedmont) or take any action reasonably likely to have an adverse effect upon Piedmont’s ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Other than pursuant to Rights set forth in Section 5.01(b) of Piedmont’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Piedmont Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Piedmont Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; provided that none of the foregoing shall restrict Piedmont from making equity compensation awards and issuing shares of Piedmont Common Stock, rights, employee or director stock options, or similar equity compensation awards under the Piedmont Stock Plan in the ordinary course of business consistent with past practice; and provided, further, that any such awards will not exceed the amounts set forth on Section 5.01(b) of Piedmont’s Disclosure Schedule.

(c) Dividends, Etc. Subject to the terms of Section 7.14, (i) make, declare, pay or set aside for payment any dividend (other than quarterly cash dividends at a rate not to exceed $0.06 per share on Piedmont Common Stock and dividends from wholly-owned Subsidiaries to Piedmont or another wholly-owned Subsidiary of Piedmont) on or in respect of, or declare or make any distribution on any shares of Piedmont Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided that none of the foregoing shall restrict Piedmont from acquiring shares of its capital stock pursuant to the surrender of any such shares in payment of an exercise price or in satisfaction of a Tax withholding obligation, or pursuant to similar transactions, in connection with (x) the exercise of Piedmont Stock Options, Piedmont Stock Warrants and other Rights Previously Disclosed, and (y) vesting of Piedmont Stock Awards.

(d) Compensation; Employment Agreements; Etc. (i) Enter into, amend or renew any employment, change in control employment or similar agreement, consulting, compensation, bonus, severance or similar agreements or arrangements with any Employee, Consultant or Director, or (ii) increase the compensation or benefits payable to any Employee, Consultant or Director, other than annual individual salary or wage increases and the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice; in each case, except as set forth on Section 5.01(d) of Piedmont’s Disclosure Schedule.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) as set forth in Section 5.01(e) of Piedmont’s Disclosure Schedule or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any Compensation and Benefit Plan; grant any new awards, or amend or modify the terms of any outstanding awards, under any Compensation and Benefit Plan; or take any action to accelerate the vesting or exercisability or lapse of restrictions or payment, or fund or in any other way secure the payment, of any award or other compensation or benefits payable under any Compensation and Benefit Plan.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g) Acquisitions. Except in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any substantial portion of, the assets, business, deposits or properties of any other entity, except for purchases specifically approved by United pursuant to any other applicable paragraph of this Section 5.01.

(h) Governing Documents. Amend the Piedmont Articles, Piedmont Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Piedmont’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(j) Contracts. Enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify any of its existing material contracts in a manner that is material to Piedmont and its Subsidiaries taken as a whole.

(k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Piedmont and its Subsidiaries, taken as a whole.

(l) Adverse Actions. (i) Take any action or fail to take any action, which action or inaction would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Subsidiaries. Organize or approve the organization of any Subsidiaries.

(p) Commitments. Agree or commit to do any of the foregoing.

5.02 Forbearances of United. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, required by law or with the prior written consent of Piedmont (which consent shall not be unreasonably withheld, delayed or conditioned), United will not, and will cause each of its Subsidiaries not to:

(a) Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program; provided that the foregoing restriction shall not restrict United from making, declaring or paying any regular quarterly cash dividends, as may be increased from time to time in United’s sole discretion, and dividends from wholly-owned Subsidiaries to United or another wholly-owned Subsidiary of United (which, for the avoidance of doubt, will continue to be paid).

(b) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(c) Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Piedmont Common Stock relative to the other holders of United Common Stock.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01 Disclosure Schedules. On or prior to the date hereof, United has delivered to Piedmont a schedule and Piedmont has delivered to United a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.02, (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation, and (c) any disclosures made with respect to a section of Article VI shall be deemed to qualify (1) any other section of Article VI specifically referenced or cross-referenced and (2) other sections of Article VI to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections. All of Piedmont’s and United’s representations, warranties and covenants contained in this Agreement are qualified by reference to its respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

6.02 Standard. No representation or warranty of Piedmont or United contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect on the party making the representation (except for the representations and warranties of Piedmont set forth in Sections 6.03(b), 6.03(c)(i) and 6.03(c)(ii) with respect to Piedmont Bank, 6.03(d), 6.03(e), 6.03(g)(v) and 6.03(l) and for the representations and warranties of United set forth in Sections 6.04(b), 6.04(d), 6.04(e) and 6.04(g)(vi), all of which will not be so qualified; provided, however, that with respect to Sections 6.03(b) and 6.04(b), de minimis inaccuracies are permitted). For purposes of this Agreement, (A) “knowledge” shall mean (i) with respect to United, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., Ross Draber, Douglas Ernest, W. Mark Tatterson, and Darren Williams, and (ii) with respect to Piedmont, actual knowledge of Monty G. Watson, Phil Resch, and Chris Elsevier, (B) solely for the purposes of Section 6.03, “Subsidiary” and “Significant Subsidiary” shall include Walton Funding, and (C) all representations and warranties regarding Walton Funding contained in Section 6.03 (including as a Subsidiary of Piedmont) will be qualified and subject to the actual knowledge of Piedmont.

6.03 Representations and Warranties of Piedmont. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Piedmont hereby represents and warrants to United:

(a) Organization and Standing. Piedmont is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Piedmont is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization.

(i) As of the date hereof, the authorized capital stock of Piedmont consists of (A) 50,000,000 shares of Piedmont Common Stock, of which as of May 9, 2024, 25,573,047 shares are outstanding, and (B) 1,000,000 shares of preferred stock, of which 10,000 shares have been designated as Series A Preferred Stock (“Piedmont Series A Preferred Stock”). No shares of preferred stock of Piedmont are outstanding as of the date hereof.

(ii) As of the date hereof, except pursuant to the terms of options, warrants and stock issued pursuant to the Piedmont Stock Plan, Piedmont does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Piedmont Common Stock, Piedmont Series A Preferred Stock or any other equity securities of Piedmont or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Piedmont Common Stock, Piedmont Series A Preferred Stock or other equity securities of Piedmont or any of its Subsidiaries.

(iii) As of the date hereof, Piedmont has (A) 23,300 shares of Piedmont Common Stock that are issuable and reserved for issuance upon the exercise of Piedmont Stock Options, (B) 658,487 shares of Piedmont Common Stock that are issuable and reserved for issuance upon the exercise of the Piedmont Stock Warrants, (C) 282,000 outstanding RSUs, and (D) 675,863 shares of Piedmont Common Stock that are subject to unvested Piedmont Stock Awards. The outstanding shares of Piedmont Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Subsidiaries.

(i) Section 6.03(c)(i) of Piedmont’s Disclosure Schedule lists all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. Except as set forth on Section 6.03(c)(i) of Piedmont’s Disclosure Schedule, (A) Piedmont owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Piedmont or its Subsidiaries are fully paid and nonassessable and are owned by Piedmont or its Subsidiaries free and clear of any Liens.

(ii) Section 6.03(c)(ii) of Piedmont’s Disclosure Schedule lists all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(iii) Each of Piedmont’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of Piedmont and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Piedmont has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required regulatory approvals as set forth in Section 6.03(f)(i) and approvals by the shareholders of Piedmont, to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement by the holders of a majority of all of the shares of Piedmont Common Stock entitled to be cast on the Agreement at the Piedmont Meeting at which a quorum is established (which is the only vote of Piedmont shareholders required thereon) (the “Requisite Piedmont Vote”), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Piedmont and the Piedmont Board. Assuming due authorization, execution and delivery by United, this Agreement is a valid and legally binding obligation of Piedmont, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults.

(i) Except as set forth on Section 6.03(f)(i) of Piedmont’s Disclosure Schedule, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Piedmont or any of its Subsidiaries in connection with the execution, delivery or performance by Piedmont of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities, including, the GDBF, the Federal Deposit Insurance Corporation and the Federal Reserve Board, (B) the filing of articles of merger with the GCD pursuant to the GBCA, with the VSCC pursuant to the VSCA and with the WVSOS pursuant to the WVBCA, and the issuance of certificates of merger in connection with the Merger and the Bank Merger, and (C) the filing of the Proxy Statement with the SEC. As of the date hereof, Piedmont has no knowledge of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a Materially Burdensome Regulatory Condition.

(ii) Subject to receipt of the regulatory approvals or consents referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Piedmont or any of its Subsidiaries or to which Piedmont or any of its Subsidiaries or any such entity’s properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Piedmont Articles or the Piedmont Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Absence of Certain Changes or Events.

(i) Piedmont has made available to United the Piedmont Financial Statements. The Piedmont Financial Statements (A) are true, accurate and complete in all respects, (B) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (C) fairly present in all respects the financial condition of Piedmont as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Piedmont for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments.

(ii) Piedmont has in place sufficient systems and processes that are customary for a community bank of the size of Piedmont Bank and that are reasonably designed to (A) provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Since December 31, 2020, neither Piedmont nor, to Piedmont’s knowledge, any director, officer, auditor, accountant or representative of Piedmont has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the adequacy of such systems and processes, the accuracy or integrity of Piedmont Financial Statements or the accounting or auditing practices, procedures, methodologies or methods of Piedmont or its internal accounting controls, including any complaint, allegation, assertion or claim that Piedmont has engaged in questionable accounting or auditing practices. No attorney representing Piedmont, whether or not employed by Piedmont, has reported evidence of a violation of the Securities Act or other applicable securities laws, breach of fiduciary duty or similar violation by Piedmont or any of its officers, directors, employees or agents to the Piedmont Board or any committee thereof or any of Piedmont’s directors or officers. To Piedmont’s knowledge, there has been no instance of fraud by Piedmont, whether or not material, that occurred during any period covered by the Piedmont Financial Statements.

(iii) During the periods covered by the Piedmont Financial Statements, Piedmont’s external auditor was independent of Piedmont and its management. As of the date hereof, Piedmont’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with Piedmont on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iv) Since December 31, 2023, Piedmont and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(v) Since December 31, 2023, (A) Piedmont and its Subsidiaries have conducted their respective businesses in the ordinary course (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Piedmont.

(h) Litigation. Except as set forth on Section 6.03(h) of Piedmont’s Disclosure Schedule, no litigation, claim or other proceeding before any Governmental Authority is pending against Piedmont or any of its Subsidiaries and, to Piedmont’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither Piedmont or any of its Subsidiaries nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the GDBF, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”, and each individually, a “Regulatory Authority”).

(ii) Neither Piedmont nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Piedmont is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended.

(iv) Since December 31, 2020, Piedmont Bank has duly filed with the Federal Deposit Insurance Corporation and the GDBF and any other applicable Governmental Authority, as the case may be, all material reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents, required to be filed or furnished by it under any applicable Law, including any and all federal and state banking laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable law.

(v) Piedmont Bank is “well-capitalized” (as that term is defined in applicable laws).

(j) Compliance with Laws.

(i) Each of Piedmont and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each offering or sale of securities by Piedmont (A) was duly registered and made pursuant to an effective registration statement under the Securities Act or was made pursuant to a valid exemption from registration under the Securities Act, (B) complied with the applicable requirements of the Securities Act, the Securities Exchange Act and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker dealer registration requirements, and (C) was made pursuant to offering documents that did not, at the time of the offering, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

(iii) Each of Piedmont and its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Piedmont’s knowledge, no suspension or cancellation of any of them is threatened.

(iv) Neither Piedmont nor any of its Subsidiaries has received, since December 31, 2020, any notification or communication from any Governmental Authority (A) asserting that Piedmont or any of its Subsidiaries is materially in non-compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Piedmont’s knowledge, do any grounds for any of the foregoing exist).

(v) Since January 1, 2021, Piedmont is in compliance in all material respects with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy. Each of Piedmont and Piedmont Bank has, in all material respects, valid rights to use and transfer to United and United Bank all individually identifiable personal information of an identifiable or identified natural person relating to customers, former customers and prospective customers that will be transferred to United and United Bank pursuant to this Agreement.

(vi) Neither Piedmont nor any of its directors, officers or employees, nor, to the knowledge of Piedmont, any agent or other Person acting on behalf of Piedmont is currently subject to any sanctions administered by Office of Foreign Assets Control. Since December 31, 2020, Piedmont Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the Internal Revenue Service (“IRS”), and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable laws.

(vii) Piedmont Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act (“FDIA”) and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act of 1977 (the “Community Reinvestment Act”) and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Piedmont has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Piedmont Bank having its current rating lowered.

(k) Material Contracts; Defaults. Except for this Agreement and as listed on Section 6.03(k) of Piedmont’s Disclosure Schedule, neither Piedmont, its Subsidiaries, nor any of its or their assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $200,000, (ii) any Contract relating to the borrowing of money by Piedmont or the guarantee by Piedmont of any such obligation (other than those entered into in the ordinary course of business or Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, endorsements made for collection, and trade payables) in excess of $10,000,000, (iii) any Contract that prohibits or restricts Piedmont (and/or, following consummation of the transactions contemplated by this Agreement, United) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the purchase or sale of any goods or services by Piedmont (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $200,000 or involving Piedmont Loans, borrowings or guarantees originated or purchased by Piedmont in the ordinary course of business and consistent with past practice), (v) any Contract that obligates Piedmont to conduct business with any third party on an exclusive or preferential basis, (vi) any Contract that requires referrals of business or requires Piedmont to make available investment opportunities to any Person on a priority or exclusive basis, (vii) any Contract that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Piedmont, (viii) any Contract that limits the payment of dividends by Piedmont, (ix) any Contract pursuant to which Piedmont has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (x) any Contract that relates to intellectual property of Piedmont (including permitting the use of the name Piedmont Bank or any variant thereof) or (xi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a SEC report filed by Piedmont with the SEC as of the date of this Agreement if Piedmont were required to file or voluntarily filed such SEC reports. Neither Piedmont nor any of its Subsidiaries is in default under any Contract to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers. No action has been taken by Piedmont that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding Previously Disclosed fees on Section 6.03(l) of Piedmont’s Disclosure Schedule to be paid to Piper Sandler & Co. and Burke Stelling Group, LLC.

(m) Employee Benefit Plans.

(i) On Section 6.03(m)(i) of Piedmont’s Disclosure Schedule, Piedmont has set forth a complete and accurate list of all existing bonus, incentive, deferred compensation, performance driven retirement agreement, independent contractor or other consulting agreement, pension, retirement (including but not limited to any frozen or terminated retirement or pension plan), SERP, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock, restricted stock unit, phantom stock, stock option, severance, welfare and fringe benefit plans including but not limited to vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, flexible spending account, workers’ compensation or other insurance, survivor life insurance, split dollar or other life insurance benefit plan, employment, change in control employment or other agreement or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant or other independent contractor service provider (the “Consultants”) or current or former director (the “Directors”) of Piedmont or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party or with respect to which Piedmont or any of its Subsidiaries has any liability (the “Compensation and Benefit Plans”). Except as required by the terms of this Agreement or as Previously Disclosed on Section 6.03(m)(i) of Piedmont’s Disclosure Schedule, neither Piedmont nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Piedmont is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Piedmont, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither Piedmont nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Piedmont or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) Except as set forth on Section 6.03(m)(iii) of Piedmont’s Disclosure Schedule, no Compensation and Benefit Plans currently maintained, or maintained or contributed to by Piedmont or any of its Subsidiaries or any entity (an “ERISA Affiliate”) that is considered one employer with Piedmont under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA or which is or was subject to Title IV of ERISA (b) is or was a multiemployer plan as defined under Subtitle E of Title IV of ERISA, (c) is or was a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, or (d) is or was a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9). To the knowledge of Piedmont, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. No liability under Title IV of ERISA has been or is expected to be incurred by Piedmont or any Piedmont Subsidiary with respect to any applicable Compensation and Benefit Plan. There has been no “reportable event,” within the meaning of ERISA Section 4043. Except as listed on Section 6.03(m)(iii) of Piedmont’s Disclosure Schedule, each Compensation and Benefit Plan which is exempt from certain disclosure requirements of ERISA as a “top hat” plan, has timely filed the exemption letter required by the Department of Labor.

(iv) All contributions, payments or premiums required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Piedmont or any of its Subsidiaries is a party have been timely made and all benefits accrued under any unfunded Compensation and Benefit Plan have been paid, accrued or otherwise adequately reserved and reflected on Piedmont’s financial statements in accordance with GAAP, and each of Piedmont and its Subsidiaries have performed all material obligations required to be performed under all Compensation and Benefit Plans with respect to which Piedmont or its Subsidiaries or any ERISA Affiliate has an obligation to contribute. None of Piedmont, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) or Section 430(k) of the Code or pursuant to ERISA.

(v) Except as listed on Section 6.03(m)(v) of Piedmont’s Disclosure Schedule, neither Piedmont nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance or retiree death or other benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Employees by Piedmont or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or retiree death or other benefits on a permanent basis.

(vi) Piedmont and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Piedmont has provided or made available to United, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for minimum payments); (G) most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) Except as set forth on Section 6.03(m)(viii) of Piedmont’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan other than the Piedmont Stock Plan and except as otherwise provided for in this Agreement (C) result in any material increase in benefits payable under any Compensation and Benefit Plan, (D) result in any obligation to fund any benefit under any Compensation or Benefit Plan, or (E) result in the triggering or imposition of any restrictions or limitations on the right of Piedmont or any of its Subsidiaries to amend or terminate any Compensation and Benefit Plan. Piedmont and its Subsidiaries may, subject to the limitations imposed by applicable law and the terms of the applicable Compensation and Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such Compensation and Benefit Plan effective as of any date on or after the date of this Agreement.

(ix) Except as set forth on Section 6.03(m)(ix) of Piedmont’s Disclosure Schedule, neither Piedmont nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) Except as set forth on Section 6.03(m)(x) of Piedmont’s Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither United nor Piedmont, or any of their respective Subsidiaries will be obligated to make a payment to an Employee of Piedmont or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Except as set forth on Section 6.03(m)(x) of Piedmont’s Disclosure Schedule, neither Piedmont nor any of its Subsidiaries has any obligation to pay any gross-up or reimbursement of taxes under Section 4999 of the Code, or otherwise, with respect to this or any prior transaction.

(xi) Except as set forth on Section 6.03(m)(xi) of Piedmont’s Disclosure Schedule, as of the Effective Date, there are no supplemental employment retirement plans (each, a “SERP”) or non-qualified deferred compensation plans (“Deferred Compensation Plans”) between Piedmont and any of its employees that have assets through a grantor trust or trusts of which Piedmont is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code that are subject to claims of creditors, and except as set forth on Section 6.03(m)(xi) of Piedmont’s Disclosure Schedule, no such grantor trusts are required to be established on or after the Effective Time by the successor to Piedmont or any of its subsidiaries as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), and each Deferred Compensation Plan that is a SERP or non-qualified deferred compensation plan of Piedmont is listed on Section 6.03(m)(xi) of Piedmont’s Disclosure Schedule.

(xii) Neither Piedmont nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Piedmont or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Piedmont or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code, and if any correction procedure authorized under any IRS guidance with respect to Section 409A is necessary or available on or before the Effective Time to prevent any such Section 409A document or operational failure, Piedmont agrees to so correct prior to the Effective Time. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Piedmont nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Piedmont or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(n) Labor Matters. Neither Piedmont nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Piedmont or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Piedmont or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Piedmont’s knowledge, threatened, nor to Piedmont’s knowledge is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Piedmont is in compliance with all applicable laws governing the employment of labor and the withholding of taxes, including all laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes. Piedmont has disclosed to United a list that separately sets forth all of the Piedmont’s employees as of April 18, 2024, including for each such employee: name, job title, work location, current compensation paid or payable and variable compensation paid in the immediately prior year.

(o) Takeover Laws. Piedmont has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Piedmont, including Article 11 of the GBCA (collectively, “Takeover Laws”).

(p) Environmental Matters. To Piedmont’s knowledge, neither the conduct nor operation of Piedmont or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Piedmont’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Piedmont’s knowledge, neither Piedmont nor any of its Subsidiaries has received any notice from any person or entity that Piedmont or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i) All Tax Returns that are required to be filed by or with respect to Piedmont and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Piedmont’s consolidated financial statements as of December 31, 2023. All assessments for Taxes of Piedmont or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon Piedmont or any of its Subsidiaries. Neither Piedmont nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither Piedmont nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2023 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Piedmont as of December 31, 2023. As of the date hereof, neither Piedmont nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) Piedmont is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(r) Risk Management Instruments. To Piedmont’s knowledge, all Derivative Transactions whether entered into for the account of Piedmont or Piedmont Bank or by Piedmont or Piedmont Bank for the account of a customer of Piedmont or Piedmont Bank (i) were entered into by Piedmont or Piedmont Bank in the ordinary course of business and in accordance with prudent banking practice and in all material respects with all applicable rules, regulations and policies of all applicable Governmental Authorities, (ii) are legal, valid and binding obligations of

Piedmont or Piedmont Bank, and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Piedmont and Piedmont Bank have duly performed their obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of Piedmont, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Piedmont on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Piedmont in accordance with GAAP.

(s) Books and Records. The books and records of Piedmont and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. Section 6.03(t) of Piedmont’s Disclosure Schedule lists all of the insurance policies, binders, or bonds maintained by Piedmont or its Subsidiaries. Piedmont and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Piedmont reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Piedmont and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Opinion of Financial Advisor. The board of directors of Piedmont has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Burke Stelling Group, LLC, to the effect that, as of the date of such opinion, and based upon and subject to factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Piedmont Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

(v) Loan Matters.

(i) Each Piedmont Loan currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens that have been perfected and (C) to the knowledge of Piedmont, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Piedmont Loan were executed and delivered in compliance in all respects with all applicable laws at the time of origination or purchase by Piedmont Bank and are complete and correct in all respects.

(ii) Each outstanding Piedmont Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Piedmont Loan files are being maintained, in all respects in accordance with the relevant notes or other credit or security documents, Piedmont’s written underwriting standards and with all applicable requirements of applicable laws.

(iii) None of the contracts pursuant to which Piedmont or Piedmont Bank has sold Piedmont Loans or pools of Piedmont Loans or participations in Piedmont Loans or pools of Piedmont Loans contains any obligation to repurchase such Piedmont Loans or interests therein solely on account of a payment default by the obligor on any such Piedmont Loan.

(iv) (A) Section 6.03(v)(iv) of Piedmont’s Disclosure Schedule sets forth a list of all Piedmont Loans as of the date hereof by Piedmont or Piedmont Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Piedmont, and (B) there are no employee, officer, director or other affiliate Piedmont Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O.

(w) Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) reflected in Piedmont’s most recent financial statements was in compliance with Piedmont’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

(x) Assets. Piedmont or its Subsidiaries has good and marketable title to those assets reflected in Piedmont’s most recent financial statements as being owned by Piedmont or acquired after the date thereof (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens, except (i) statutory liens securing payments not yet due, (ii) liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) mechanics’, workmens’, repairmens’, warehousemens’, carriers’, or similar liens arising in the ordinary course of business, (v) any liens imposed by applicable law, and (vi) such imperfections or irregularities of title or liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Piedmont is the lessee of all leasehold estates reflected in Piedmont’s most recent financial statements, free and clear of all liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Piedmont, the lessor. There are no pending or, to the knowledge of Piedmont, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Piedmont. Piedmont owns or leases all properties as are necessary to its operations now conducted.

(y) Investment Securities.

(i) Each of Piedmont and Piedmont Bank has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Piedmont’s financial statements and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Piedmont or Piedmont Bank. Such securities are valued on the books of Piedmont in accordance with GAAP in all material respects.

(ii) Each of Piedmont and Piedmont Bank employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Piedmont believes are prudent and reasonable in the context of their respective businesses, and each of Piedmont and Piedmont Bank has, since December 31, 2020, been in compliance with such policies, practices and procedures in all material respects.

(z) Computer Systems and Technology.

(i) The computer, information technology and data processing systems, facilities and services used by Piedmont and Piedmont Bank, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Piedmont Systems”), are reasonably sufficient for the conduct of the respective businesses of Piedmont and Piedmont Bank as currently conducted and (ii) the Piedmont Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Piedmont and Piedmont Bank as currently conducted. To the knowledge of Piedmont, since December 31, 2020, no third party has gained unauthorized access to any Piedmont Systems owned or controlled by Piedmont and Piedmont Bank, and Piedmont and Piedmont Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Piedmont Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of Piedmont and Piedmont Bank has implemented backup and business continuity policies, procedures and systems with disaster recovery practices consistent with generally accepted industry standards applicable to Piedmont and Piedmont Bank and sufficient to reasonably maintain the operation of the respective business of Piedmont and Piedmont Bank in all material respects. Each of Piedmont and Piedmont Bank has implemented and maintains commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(ii) Since December 31, 2020, each of Piedmont and Piedmont Bank has (A) complied in all material respects with all applicable laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar laws governing data privacy, and with all of its internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (B) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of Piedmont, since December 31, 2020, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Piedmont, Piedmont Bank or any other Person.

(aa) Investment Advisory Services. Neither Piedmont nor any of its Subsidiaries currently serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor currently acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or any analogous applicable state law. Piedmont Bank offers investment management, investment advisory or sub-advisory services, or any other wealth management services including but not limited to trust and estate planning and trust administration either through a third party or pursuant to an exemption from registration under the Investment Advisers Act and any analogous applicable state law. Piedmont Bank is not conducting any activities that would require it to be registered with the SEC as an investment adviser under the Investment Advisers Act or any analogous applicable state law.

(bb) Mortgage Business.

(i) To the knowledge of Piedmont, each of Piedmont and its Subsidiaries (A) is and at all relevant times since January 1, 2021 was approved and in good standing, as required, as an issuer of the Government National Mortgage Association (“Ginnie Mae”), a seller/servicer of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a lender or mortgagee of the Federal Housing Administration of the U.S. Department of Housing and Urban Development, the United States Department of Veterans Affairs, and the Rural Housing Service of the United States Department of Agriculture, and as otherwise appropriate by all agencies and governmental or quasi-governmental authorities or by all other entities with which such Piedmont entity conducts and has conducted business, (B) since January 1, 2021, has not received any written notice of any cancellation or suspension of, or material limitation on, its status as a licensee or as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Entities, (C) since January 1, 2021, has not received any written notice indicating that any event has occurred that would reasonably be expected to result in it not maintaining its Mortgage Servicing Rights in respect of any Servicing Agreement, and (D) holds and at all relevant times since January 1, 2021 held in good standing all required approvals, permits and licenses of all Governmental Entities that are necessary to the conduct of the mortgage banking-related business of Piedmont and each of its Subsidiaries, as applicable.

(ii) To the knowledge of Piedmont, (A) as of December 31, 2023, subject to Applicable Requirements and except for any Permitted Encumbrances, Piedmont or a Subsidiary of Piedmont (including Piedmont Bank), owned the entire right, title and interest free and clear of any liens or encumbrances in and to the Piedmont Acquired Mortgage Loans, Mortgage Servicing Rights and Piedmont Owned Mortgage Loans, in each case, that were reflected as an asset in the audited consolidated balance sheet of Piedmont and its Subsidiaries as of December 31, 2023 and has not disposed of any such right, title or interest in such assets except in the ordinary course of business consistent with past practice, (B) Piedmont or a Subsidiary of Piedmont (including Piedmont Bank) has the right to service the Mortgage Loans currently being serviced by Piedmont or a Subsidiary of Piedmont (including Piedmont Bank), and (C) if Piedmont or a Subsidiary of Piedmont (including Piedmont Bank) originated or acquired a Piedmont Acquired Mortgage Loan and then sold or otherwise transferred such Piedmont Acquired Mortgage Loan to a third party, (1) Piedmont or a Subsidiary of Piedmont (including Piedmont Bank), as applicable, had good and marketable title free and clear of any liens or encumbrances, other than Permitted Encumbrances and (2) such third party does not, as of the date hereof, have the right to exercise any right to demand repurchase of such Piedmont Acquired Mortgage Loan by Piedmont or a Subsidiary of Piedmont (including Piedmont Bank).

(iii) To the knowledge of Piedmont, (A) Piedmont and each of its Subsidiaries are in compliance with, and since January 1, 2021, have complied with their respective servicing or, as applicable, subservicing, obligations under all Applicable Requirements, and (B) since January 1, 2021 through the date of this Agreement, neither Piedmont nor any Subsidiary of Piedmont has received written or, to the knowledge of Piedmont, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(iv) To the knowledge of Piedmont, (A) each Piedmont Acquired Mortgage Loan that was originated by Piedmont or any Subsidiary of Piedmont (including Piedmont Bank), and each Piedmont Acquired Mortgage Loan that was not originated by Piedmont, was underwritten, originated, funded, insured and securitized in accordance with all Applicable Requirements in effect at the applicable time, and (B) each Mortgage Loan and the related servicing rights that were sold or otherwise transferred to a third party, were sold or otherwise transferred in accordance with all Applicable Requirements in effect at the time of such sale or transfer.

(v) To the knowledge of Piedmont, (A) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Mortgage Loan owned or serviced by either Piedmont, a Subsidiary of Piedmont (including Piedmont Bank) or, to the knowledge of Piedmont, a Subservicer as of the date hereof is true and complete and complies with all Applicable Requirements, and (B) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by Piedmont, any Subsidiary of Piedmont (including Piedmont Bank) or a Subservicer under any Servicing Agreement or any Applicable Requirements.

(vi) For purposes of this Agreement:

(A) “Applicable Requirements” means, as of the time of reference, (1) all applicable laws and published guidelines of Fannie Mae, Freddie Mac or Ginnie Mae, the Federal Housing Administration, the U.S. Department of Veterans Affairs, the U.S. Department of Agriculture, and any other entity (other than Piedmont and any Subsidiary of Piedmont) to or with which a Mortgage Loan (including a Piedmont Owned Mortgage Loan, Piedmont Acquired Mortgage Loan and a Piedmont Serviced Mortgage Loan) is or has been sold, transferred, serviced, pooled, securitized, or insured, in each case relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing or funding of the relevant Mortgage Loan), purchase, assignment, sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan at the relevant time, (2) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan, (3) all requirements set forth in the Servicing Agreements, (4) any law, statute, regulation, order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator applicable to any Mortgage Loans and (5) all requirements set forth in the credit, underwriting, servicing and collection policies and procedures of Piedmont and the any Subsidiary of Piedmont (including Piedmont Bank).

(B) “Piedmont Acquired Mortgage Loan” means any Mortgage Loan originated or purchased by Piedmont or any Subsidiary of Piedmont (including Piedmont Bank).

(C) “Piedmont Owned Mortgage Loan” means any Mortgage Loan for which Piedmont (either on its own or through a Subservicer) performs servicing as a result of its ownership of that Mortgage Loan and not pursuant to a Servicing Agreement.

(D) “Piedmont Serviced Mortgage Loan” means any Mortgage Loan serviced or master serviced by Piedmont or a Subsidiary of Piedmont (either on its own or through a Subservicer) pursuant to a Servicing Agreement at any time since January 1, 2021.

(E) “Mortgage Loans” means any mortgage loan originated, purchased, serviced or subserviced by Piedmont or any Subsidiary of Piedmont (including Piedmont Bank), including forward and reverse mortgage loans.

(F) “Mortgage Servicing Rights” means the rights, title and interest to mortgage servicing rights acquired pursuant to the Servicing Agreements or any side or ancillary agreement entered into in connection with any Servicing Agreement, including (1) the right to receive any servicing fees, general servicing fees, excess servicing fees, late fees or other income or compensation payable to the mortgage servicing rights owner, solely in its capacity as such, under such Servicing Agreement, and (2) all other rights of a mortgage servicing rights owner as provided for in any Servicing Agreement.

(G) “Servicing Agreement” means any contract or agreement pursuant to which Piedmont or a Subsidiary of Piedmont (including Piedmont Bank) is obligated to a Governmental Authority or any other third-party person to service and administer Mortgage Loans.

(H) “Subservicer” means any third party engaged to service loans on behalf of Piedmont or a Subsidiary of Piedmont (including Piedmont Bank) pursuant to a Servicing Agreement.

6.04 Representations and Warranties of United. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, United hereby represents and warrants to Piedmont:

(a) Organization and Standing. United is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization.

(i) As of the date hereof, the authorized capital stock of United consists of (A) 200,000,000 shares of United Common Stock, of which as of May 6, 2024, 135,195,978 shares were outstanding, and (B) 50,000,000 shares of preferred stock with par value of $1.00 per share (“United Preferred Stock”), as of the date hereof, none of which are outstanding. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) Except as Previously Disclosed, United does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of United Common Stock, United Preferred Stock or any other equity securities of United or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of United Common Stock, United Preferred Stock or other equity securities of United or any of its Subsidiaries.

(iii) As of May 6, 2024, United had (A) 1,301,044 shares of United Common Stock that are issuable and reserved for issuance upon the exercise of stock options, (B) 490,199 restricted stock units, and (C) 321,857 shares of United Common Stock that are unvested restricted stock awards.

(iv) The shares of United Common Stock to be issued in exchange for shares of Piedmont Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on Nasdaq.

(c) Subsidiaries. Each of United’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. United has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each Subsidiary.

(d) Corporate Power. Each of United and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of United and the United Board. Assuming due authorization, execution and delivery by Piedmont, this Agreement is a valid and legally binding obligation of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No approval of this Agreement or the transactions contemplated hereby by United’s shareholders is required by its articles of incorporation, its bylaws, or applicable law or NASDAQ.

(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for: (A) filings of applications and notices with the federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities, including, the VBFI and the Federal Reserve Board; (B) filings with Nasdaq regarding the United Common Stock to be issued in the Merger; (C) the filing with and declaration of effectiveness of the Registration Statement by the SEC; (D) the filing of articles of merger with the GCD pursuant to the GBCA, with the VSCC pursuant to the VSCA and with the WVSOS pursuant to the WVBCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of United Common Stock in the Merger; and (F) receipt of the approvals set forth in Section 8.01(b). As of the date hereof, United is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a Materially Burdensome Regulatory Condition.

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) United’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2021, 2022 and 2023 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2023, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “United’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of United contained in or incorporated by reference into any of United’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements of United in any of United’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 6.04(g)(ii) of United’s Disclosure Schedule lists, and upon request, United has delivered to Piedmont, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as described in Footnote 8 of Item 303(b) of Regulation S-K) effected by United or its Subsidiaries, since December 31, 2023. Ernst & Young LLP, which has expressed its opinion with respect to the audited financial statements of United and its Subsidiaries (including the related notes) included in United’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes- Oxley Act of 2002).

(iii) United has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2020, and has paid all fees and assessments due and payable in connection therewith. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, United has made available to Piedmont copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2020, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of United referred to in clause (A) above, (C) all proxy statements relating to United’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been made available to Piedmont pursuant to this Section 6.04(g), filed by United with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by United from the staff of the SEC since December 31, 2022 and all responses to such comment letters by or on behalf of United. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the reports filed by United with the SEC. United is eligible to use SEC Form S-3 registration statement.

(iv) United maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning United and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of United’s filings with the SEC and other public disclosure documents. United maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2023, such internal control over financial reporting was effective in providing reasonable assurance to United’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. United has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of United’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect United’s ability to record, process, summarize and report financial data and (B) any Fraud, whether or not material, that involves management or other employees who have a significant role in United’s internal control over financial reporting. To United’s knowledge, each director and executive officer of United has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2023. As used in this Section 6.04(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since January 1, 2019, neither United nor any of its Subsidiaries nor, to United’s knowledge, any director, officer, employee, auditor, accountant or representative of United or any of its Subsidiaries has received, or otherwise had or obtained knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of United or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that United or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(vi) Since December 31, 2023, (A) as of the date hereof, United and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any subsection of Section 6.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to United.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against United or any of its Subsidiaries and, to United’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(ii) Neither United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) United is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and has elected to be treated as a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(iv) Since December 31, 2020, United Bank has duly filed with the Federal Reserve Board and VBFI and any other applicable Governmental Authority, as the case may be, all reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents, required to be filed or furnished by it under any applicable law, including any and all federal and state banking laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable law.

(v) United Bank is “well-capitalized” (as that term is defined in applicable laws).

(j) Compliance with Laws.

(i) Each of United and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each of United and its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to United’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) Neither United nor any of its Subsidiaries has received, since December 31, 2020, any notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United’s knowledge, do any grounds for any of the foregoing exist).

(iv) Since January 1, 2022, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(v) Neither United nor any of its directors, officers or employees, nor, to the knowledge of United, any agent or other Person acting on behalf of United is currently subject to any sanctions administered by Office of Foreign Assets Control. Since December 31, 2020, United Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable laws.

(vi) United Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “outstanding” in its most recently completed exam, and United has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in United Bank having its current rating lowered.

(k) Material Contracts; Defaults. Except for this Agreement, neither United nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non- compete or similar provision). Neither United nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Employee Benefit Plans.

(i) The existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements, change in control agreements, SERPs, Deferred Compensation Plans, equity award agreements, split dollar agreements and other similar practices, policies and arrangements in which current or former employees, consultants or directors of United or any of its Subsidiaries participate or with respect to which United or any of its Subsidiaries has any liability (the “United Compensation and Benefit Plans”) each have been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each United Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “United Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and United is not aware of any circumstances that could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans other than routine claims for benefits. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(ii) No liability (other than for payment of premiums to the PBGC that have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA or any multiemployer plan as defined under Subtitle E of Title IV of ERISA currently or formerly maintained or contributed to by any of them, or any single-employer plan of any entity (a “United ERISA Affiliate”) which is considered one employer with United under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “United ERISA Affiliate Plan”). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any United ERISA Affiliate Plan within the 36-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or United ERISA Affiliate Plan and, to United’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each United Pension Plan and United ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such United Pension Plan or United ERISA Affiliate Plan), did not exceed the then current value of the assets of such United Pension Plan or United ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such United Pension Plan or United ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iii) All contributions, payments or premiums required to be made under the terms of any United Compensation and Benefit Plan or United ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United’s financial statements. Neither any United Pension Plan nor any United ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each United Pension Plan or United ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any United ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any United Pension Plan or to any United ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) or Section 430(k) of the Code or pursuant to ERISA.

(iv) Neither United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance, retiree death or other benefits, other than a program to offer to remit premiums and provide some administrative tasks with respect to retiree health and life insurance paid by retirees under any United Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or similar state laws.

(v) United and its Subsidiaries do not maintain any United Compensation and Benefit Plans covering foreign employees.

(m) No Brokers. No action has been taken by United that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to Raymond James & Associates, Inc.

(n) Taxes. All Tax Returns that are required to be filed by or with respect to United and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on United’s consolidated financial statements as of December 31, 2023. All assessments for Taxes of United or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon United or any of its Subsidiaries. Neither United nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2023 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Piedmont as of December 31, 2023. As of the date hereof, neither United nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Computer Systems and Technology.

(i) The computer, information technology and data processing systems, facilities and services used by United and United Bank, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “United Systems”), are reasonably sufficient for the conduct of the respective businesses of United and United Bank as currently conducted and (ii) the United Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of United and United Bank as currently conducted. To the knowledge of United, since December 31, 2020, no third party has gained unauthorized access to any United Systems owned or controlled by United and United Bank, and United and United Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the United Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of United and United Bank has implemented backup and business continuity policies, procedures and systems with disaster recovery practices consistent with generally accepted industry standards applicable to United and United Bank and sufficient to reasonably maintain the operation of the respective business of United and United Bank in all material respects. Each of United and United Bank has implemented and maintains commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(ii) Since December 31, 2020, each of United and United Bank has (A) complied in all material respects with all applicable laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar laws governing data privacy, and with all of its internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (B) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of United, since December 31, 2020, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by United, United Bank or any other Person.

(p) Takeover Laws. United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to United, including applicable provisions of the WVBCA.

ARTICLE VII

Covenants

7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Piedmont and United agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.02 Shareholder Approval.

(a) Following the execution of this Agreement, Piedmont shall take, in accordance with applicable law and the Piedmont Articles and the Piedmont Bylaws, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and any other matters required to be approved by Piedmont’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Piedmont Meeting”) and shall take all lawful action to solicit such approval by such shareholders. Piedmont shall use its reasonable best efforts to obtain the Requisite Piedmont Vote, and shall ensure that the Piedmont Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Piedmont in connection with the Piedmont Meeting are solicited in compliance with the GBCA, the Piedmont Articles and the Piedmont Bylaws, and all other applicable legal requirements. Except with the prior approval of United, no other matters shall be submitted for the approval of Piedmont shareholders at the Piedmont Meeting.

(b) Except as otherwise provided in Section 7.05, (i) the board of directors of Piedmont shall at all times prior to and during the Piedmont Meeting recommend approval of this Agreement by the shareholders of Piedmont and any other matters required to be approved by Piedmont’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Piedmont Board Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of United or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement shall include the Piedmont Board Recommendation. Piedmont shall adjourn or postpone the Piedmont Meeting, if, as of the time when such meeting is originally scheduled there are insufficient shares of Piedmont Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Piedmont has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Piedmont Vote. Subject to the terms and conditions of this Agreement, Piedmont shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Piedmont Vote; provided that the foregoing shall not restrict in any way each of Piedmont and the Piedmont Board from making a Recommendation Change permitted by Section 7.05(e) and disclosing such Recommendation Change and the basis and reasons therefor. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Piedmont Vote,

Piedmont will not adjourn or postpone the Piedmont Meeting unless Piedmont is advised by counsel that failure to do so would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of Piedmont. Piedmont shall keep United updated with respect to the proxy solicitation results in connection with the Piedmont Meeting as reasonably requested by United.

7.03 Registration Statement.

(a) United agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the prospectus of United and proxy solicitation materials of Piedmont constituting a part thereof (the “Proxy Statement”) and all related documents). Piedmont and United agree to cooperate, and to cause their respective Subsidiaries, as applicable, to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. United agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within 75 days from the date of this Agreement. Each of Piedmont and United agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of United and Piedmont agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of United, Piedmont or their respective Subsidiaries, as applicable, to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Piedmont shall have the right to review and consult with United and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of Piedmont and United agrees, as to itself and its Subsidiaries and affiliates, as applicable, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Piedmont Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Piedmont and United further agrees that if it shall become aware prior to the date of the Piedmont Meeting of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement, including preparing and filing an amendment or supplement with the SEC and cooperating with Piedmont to mail such amendment or supplement to Piedmont shareholders (if required under applicable law).

(c) United agrees to advise Piedmont, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. United will provide Piedmont and its counsel with a reasonable opportunity to review and comment all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and United will provide Piedmont and its counsel with a copy of all such filings made with the SEC.

(d) United will use its commercially reasonable efforts to cause the shares of United Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

7.04 Access; Information.

(a) Piedmont agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford United and United’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as United may reasonably request, and during such period, it shall furnish promptly to United (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as United may reasonably request. Neither Piedmont nor its Subsidiaries shall be required to provide access to or to disclose information that contain competitively sensitive business or other proprietary or confidential information filed under claim of confidentiality (including any confidential supervisory information) or any other matter that the Piedmont Board has been advised by counsel that such distribution to United may violate a confidentiality obligation or fiduciary duty, or where such access or disclosure would jeopardize the attorney-client privilege of Piedmont or its Subsidiaries, as the case may be, or contravene any applicable law or regulation or binding contract, agreement or arrangement entered into prior to the date of this Agreement; and in any such event, Piedmont or its Subsidiaries will make appropriate substitute disclosure arrangements.

(b) Each of Piedmont and United agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the other party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, Piedmont shall promptly furnish United with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(d) The provisions of this Section 7.04 are in addition to, and not in lieu of, that certain mutual confidentiality and nondisclosure agreement dated March 25, 2024, between United and Piedmont (the “Confidentiality Agreement”), the terms of which are specifically confirmed.

7.05 Acquisition Proposals.

(a) Except as permitted by Section 7.05(b), Piedmont agrees that it shall not, and shall cause its Subsidiaries and its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. Piedmont shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Piedmont shall inform United promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Piedmont or any merger, change or control or other business combination involving Piedmont.

(b) Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Section 7.05 shall prohibit Piedmont, prior to the Piedmont Meeting and subject to compliance with the other terms of this Section 7.05, from furnishing nonpublic information to, or entering into discussions or negotiations with, any Person that makes an unsolicited, bona fide written Acquisition Proposal with respect to Piedmont or any of its Significant Subsidiaries (that did not result from a breach of this Section 7.05), if, and only to the extent that (i) the Piedmont Board concludes in good faith, after consultation with and based upon the advice of outside financial advisor and outside legal counsel, that (A) such Acquisition

Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would be reasonably likely to constitute a breach of its fiduciary duties to its shareholders under applicable law, (ii) before taking such actions, Piedmont receives from such Person an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Piedmont and shall contain terms and conditions no less favorable to Piedmont with respect to confidentiality than the Confidentiality Agreement, and (iii) Piedmont has provided United with at least three (3) business days’ prior notice of such determination. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Piedmont or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50.0% of the outstanding Piedmont Common Stock or more than 50.0% of the assets of Piedmont and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of Piedmont), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Piedmont reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by United in response to such Acquisition Proposal, as contemplated by Section 7.05(e), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Piedmont from a financial point of view than the Merger.

(c) Piedmont shall promptly notify United in writing of Piedmont’s receipt of any such Acquisition Proposal or inquiry, the material terms and conditions thereof, the identity of the Person making such Acquisition Proposal or inquiry, and shall keep United reasonably informed on a prompt basis, of the status and material terms of any such Acquisition Proposal and the status of discussions or negotiations with respect thereto, including any material amendments or proposed amendments as to price and other material terms thereof. Piedmont agrees that it and its Subsidiaries will not enter into a confidentiality or other agreement with any Person subsequent to the date of this Agreement that would prohibit Piedmont from providing any information to United in accordance with this Section 7.05. Piedmont agrees that any violation of the restrictions set forth in this Section 7.05 by any representative of Piedmont shall be deemed a breach of this Section 7.05 by Piedmont.

(d) Except as provided in Section 7.05(e), neither the board of directors of Piedmont nor the board of directors of any Subsidiary nor any committee of any boards of directors of Piedmont or its Subsidiaries shall (i) withhold, fail to make or withdraw (or modify or qualify in any manner adverse to United or publicly propose to withdraw, modify, or qualify in any manner adverse to United) the Piedmont Board Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (ii) adopt, approve, or recommend, endorse or otherwise declare advisable any Acquisition Proposal or publicly announce an intention to do so, (iii) fail to include the Piedmont Board Recommendation in whole or in part in the Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to publicly and without qualification recommend against any then-pending tender or exchange offer that constitutes an Acquisition

Proposal within five business days after it is announced, (v) fail to publicly and without qualification reaffirm the Piedmont Board Recommendation within three business days following a request by United, or make any statement, filing or release, in connection with the Piedmont Meeting or otherwise, inconsistent with the Piedmont Board Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 7.05(d) shall be referred to herein as an “Recommendation Change.”

(e) Notwithstanding any other provision in Section 7.05 or this Agreement, prior to the receipt of the Requisite Piedmont Vote, the board of directors of Piedmont may make a Recommendation Change or cause or permit Piedmont to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 9.01(f) after the fifth business day following United’s receipt of a notice (the “Notice of Superior Proposal”) from Piedmont advising United that the board of directors of Piedmont has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 7.05(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of Piedmont has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to Piedmont’s shareholders under applicable Law, (ii) during the five business day period after receipt of the Notice of Superior Proposal by United (the “Notice Period”), Piedmont and the board of directors of Piedmont shall have cooperated and negotiated in good faith with United to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Piedmont to proceed with the Piedmont Board Recommendation without a Recommendation Change; provided, however, that United shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by United since its receipt of such Notice of Superior Proposal, the board of directors of Piedmont has again in good faith made the determination (A) in clause (i) of this Section 7.05(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Piedmont shall be required to deliver a new Notice of Superior Proposal to United and again comply with the requirements of this Section 7.05(e), except that the Notice Period shall be reduced to three (3) business day.

7.06 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.07 Regulatory Applications.

(a) United and Piedmont and their respective Subsidiaries and affiliates, as applicable, (a) shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (b) covenant and agree that none of the information supplied or to be supplied by such party and any of its Subsidiaries and affiliates, as applicable, for inclusion in any filings with Governmental Authorities will, at the respective time such filing is made be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made not misleading. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable law, regulation or decree by any Governmental Authority; provided that neither United nor any of its Subsidiaries shall be required, and Piedmont and its Subsidiaries are not permitted, to agree to take any action, or commit to take any such action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be expected to have a significant and materially burdensome effect on the condition (financial or otherwise), results of operations, liquidity, capital, assets or deposit liabilities, properties, operations or business of United and its Subsidiaries, taken as a whole, after giving effect to the Merger (with materiality for these purposes measured on a scale relative to United and its Subsidiaries, taken as a whole, prior to the Effective Time) (a “Materially Burdensome Regulatory Condition”). Each of United and Piedmont shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable and, in any event, United shall make all necessary filings and provide any necessary notices within 75 days of the date of this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, United shall, to the extent permitted by applicable law, (i) promptly advise Piedmont of the receipt of any substantive communication from a Governmental Authority with respect to the transactions contemplated hereby and (ii) provide Piedmont with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

7.08 Indemnification.

(a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present directors and officers of Piedmont and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Piedmont is permitted or required to indemnify (and advance expenses to) its directors and officers under the GBCA, the Piedmont Articles and the Piedmont Bylaws as in effect on the date hereof; provided that any determination required to be made with respect to whether a director’s or officer’s conduct complies with the standards set forth under the GBCA, the Piedmont Articles, the Piedmont Bylaws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to United) selected by United and reasonably acceptable to such officer or director. For purposes of the foregoing: (i) in the event any claim is asserted within the six-year period, (A) all such rights in respect of any such claim shall continue until disposition thereof and (B) the Indemnified Party shall be entitled to advancement of expenses within five business days following receipt of any such claim involving such Indemnified Party; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the GBCA, the Piedmont Articles or the Piedmont Bylaws, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to United. The fees and expenses of such independent legal counsel shall be paid for by United.

(b) For a period of six years from the Effective Time, United shall provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Piedmont or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Piedmont) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Piedmont; provided that in no event shall United be required to expend, on an annual basis, more than 200% of the current annual amount expended by Piedmont (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if United is unable to maintain or obtain the insurance called for by this Section 7.08(b), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Piedmont or any Subsidiary may be required to make application and provide customary representations and warranties to United’s insurance carrier for the purpose of obtaining such insurance. In lieu of the foregoing, United may obtain at or prior to the Effective Time a six-year “tail” policy under Piedmont’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Insurance Amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.08(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; provided that the failure so to notify shall not affect the obligations of United under Section 7.08(a) unless and to the extent that United is actually prejudiced as a result of such failure.

(d) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 7.08.

(e) The provisions of this Section 7.08, (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

7.09 Benefit Plans.

(a) At and following the Effective Time (i) United shall provide employees of Piedmont and its Subsidiaries with employee benefit plans substantially similar to those provided to similarly situated employees of United, except with respect to the United Pension Plan, (ii) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such employees and their eligible dependents, and (iii) all employees of Piedmont and its Subsidiaries shall receive credit for years of service with Piedmont, its Subsidiaries and their predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation; provided that, in accordance with United’s policies, no vacation or paid time off shall thereafter be carried over into a subsequent calendar year except that employees who are retained by United shall be permitted to carry over vacation until the end of 2025 and employees who are not retained by United shall be paid for unused vacation) under United’s benefit plans, except with respect to the United Pension Plan. All employees of Piedmont and its Subsidiaries and their eligible dependents will receive credit for co-payments, deductibles and out-of-pocket maximums satisfied by such employees and dependents under the Compensation and Benefit Plans. Except as provided in this Agreement, United shall maintain Piedmont’s and its Subsidiaries’ existing employee benefit plans until such time as United has provided similar plans to employees of Piedmont and its Subsidiaries as contemplated in the preceding sentence. Employees of Piedmont and its Subsidiaries shall not be entitled to accrual of benefits or allocation of contributions under United’s benefit plans based on years of service with Piedmont, its Subsidiaries and their predecessors prior to the Effective Date, except with respect to any vacation accrual.

(b) Except for employees of Piedmont and its Subsidiaries with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements and shall not have a right to employer-paid outplacement services unless provided in such agreements), United agrees that each employee of Piedmont and its Subsidiaries who is involuntarily terminated by United or any of its Subsidiaries (other than for cause) on or within the time period set forth on Section 7.09(b) of United’s

Disclosure Schedule, shall receive (i) a severance payment equal to the amounts set forth on Section 7.09(b) of United’s Disclosure Schedule, but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee hereunder, and (ii) outplacement services through the date that is set forth on Section 7.09(b) of United’s Disclosure Schedule by an outplacement agency selected by United.

(c) Piedmont shall cause its 401(k) plan to be fully vested and terminated effective immediately prior to or upon the Effective Time, in accordance with applicable law and regulations, and Piedmont shall pursue, in United’s sole discretion, the receipt of a favorable determination letter from the IRS relating to such termination. Each employee of Piedmont and its Subsidiaries and that becomes an eligible employee of United or its Subsidiaries following the Effective Time, shall be eligible to participate in United’s 401(k) plan as soon as administratively practical, in accordance with the terms and conditions of United’s 401(k) plan, after the Effective Time, and, account balances under Piedmont’s terminated 401(k) plan will be eligible for distribution or rollover, in accordance with the terms and conditions of the United 401(k) plan and applicable law and regulation, including direct rollover of cash and, provided that Piedmont’s terminated 401(k) plan provides for or is validly amended prior to termination to provide for (A) roll out of promissory notes, (B) a period of time during which plan termination does not cause immediate loan default, (C) in-kind distribution of promissory notes, and (D) such other plan provisions as are required for rollout of promissory notes, direct rollover of promissory notes to United’s 401(k) plan, for each such employee in his or her discretion. Any other former employee of Piedmont or its Subsidiaries that is employed by United or its Subsidiaries after the Effective Time shall be eligible to be a participant in United’s 401(k) plan upon complying with eligibility requirements. For purposes of administering United’s 401(k) plan, service with Piedmont and its Subsidiaries shall be deemed to be service with United for participation and vesting purposes, but not for purposes of benefit accrual.

(d) Piedmont shall use commercially reasonable efforts to cause the employees of Piedmont identified by Piedmont and United to enter into retention or stay bonus agreements (in a form mutually agreed to by United and the employee) prior to the Effective Time in accordance with the terms and conditions set forth in Section 7.09(d) of the United Disclosure Schedule.

7.10 Notification of Certain Matters. Each of Piedmont and United shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.10 or the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.01, Section 8.02 or Section 8.03 to be satisfied.

7.11 Compliance with Laws. Each of Piedmont and its Subsidiaries shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to employees conducting such businesses.

7.12 Operating Functions. Piedmont shall cooperate with United in connection with planning for the efficient and orderly combination of the parties and the operation of United (including the former operations of Piedmont) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Time or such later date as United may decide. Notwithstanding the foregoing, (a) United shall not under any circumstance be permitted to exercise control of Piedmont prior to the Effective Time, (b) Piedmont shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Piedmont shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger. United shall promptly reimburse Piedmont on request for any reasonable and documented out-of-pocket fees, expenses or charges that Piedmont may incur as a result of taking, at the request of United, any action prior to the Effective Time to facilitate the transition of the operating functions.

7.13 Shareholder Litigation. Each party shall keep the other party reasonably informed with respect to the defense or settlement of any shareholder action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such shareholder action and shall not settle any such action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.14 Dividends. Piedmont and United shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Piedmont Common Stock and United Common Stock, it being the intention of the parties that, with respect to the fourth calendar quarter of 2024 (or any subsequent calendar quarter), holders of shares of Piedmont Common Stock shall receive either a quarterly dividend on shares of Piedmont Common Stock or a quarterly dividend declared with respect to shares of United Common Stock received as Merger Consideration and shall not receive dividends declared in the fourth calendar quarter of 2024 (or any subsequent calendar quarter) with respect to both shares of Piedmont Common Stock and shares of United Common Stock received as Merger Consideration.

7.15 Divestiture of Investment. Prior to the Effective Time, Piedmont shall use its reasonable best efforts to divest itself of its entire equity interest in Walton Funding in a manner that does not adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Piedmont shall cooperate with United in connection with such divestiture, consult with United during the process and keep United reasonably apprised of its progress in completing the transaction.

ARTICLE VIII

Conditions to Consummation of the Merger

8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of United and Piedmont to consummate the Merger is subject to the fulfillment or written waiver by United and Piedmont prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Requisite Piedmont Vote shall have been obtained.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Bank Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any Materially Burdensome Regulatory Condition.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Listing. The shares of United Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

8.02 Conditions to Obligation of Piedmont. The obligation of Piedmont to consummate the Merger is also subject to the fulfillment or written waiver by Piedmont prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of United set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that such representations and warranties speak as of an earlier date, in which case as of such earlier date), and Piedmont shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(b) Performance of Obligations of United. United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Piedmont shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(c) Opinion of Piedmont’s Counsel. Piedmont shall have received an opinion of Alston & Bird LLP, counsel to Piedmont, in form and substance reasonably satisfactory to Piedmont, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, Alston & Bird LLP may require and rely upon representations contained in letters from Piedmont, United, officers and employees of Piedmont or United, and others, reasonably satisfactory in form and substance to it.

8.03 Conditions to Obligation of United. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Piedmont set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that such representations and warranties speak as of an earlier date, in which case as of such earlier date) and United shall have received a certificate, dated the Effective Date, signed on behalf of Piedmont by the Chief Executive Officer and the Chief Financial Officer of Piedmont to such effect.

(b) Performance of Obligations of Piedmont. Piedmont shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of Piedmont by the Chief Executive Officer and the Chief Financial Officer of Piedmont to such effect.

(c) Opinion of United’s Counsel. United shall have received an opinion of Bowles Rice LLP, counsel to United, in form and substance reasonably satisfactory to United, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” under Section 368 of the Code. In rendering its opinion, Bowles Rice LLP may require and rely upon representations contained in letters from United, Piedmont, officers and employees of United or Piedmont, and others, reasonably satisfactory in form and substance to it.

(d) Dissenters’ Rights. The holders of no more than ten percent of the aggregate outstanding shares of Piedmont Common Stock shall have properly notified Piedmont under Article 13 of the GBCA that they intend to exercise their dissenters’ rights.

ARTICLE IX

Termination

9.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of United and Piedmont, if the board of directors of each so determines by vote of a majority of the members of its entire board of directors.

(b) Breach. At any time prior to the Effective Time, by United or Piedmont (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its board of directors so determines by vote of a majority of the members of its entire board of directors, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured prior to the earlier of (A) 30 days after the giving of written notice to the breaching party of such breach or (B) two business days prior to the date set forth in Section 9.01(c); or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which material breach cannot be or has not been cured prior to the earlier of (A) 30 days after the giving of written notice to the breaching party of such breach or (B) two business days prior to the date set forth in Section 9.01(c).

(c) Delay. At any time prior to the Effective Time, by United or Piedmont, if its board of directors so determines by vote of a majority of the members of such party’s entire board of directors, in the event that the Merger is not consummated by August 31, 2025, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) No Approval. By Piedmont or United, if its board of directors so determines by a vote of a majority of the members of its entire board of directors, in the event (i) final action has been taken by any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement, which final action has become nonappealable and does not approve this Agreement or the transactions contemplated hereby, an application submitted to any Governmental Authority whose approval is required for the consummation of the Merger has been permanently withdrawn at the request or suggestion of such Governmental Authority, or any Governmental Authority has approved of this Agreement or the transactions contemplated hereby with a Materially Burdensome Regulatory Condition (except to the extent that such action, denial or withdrawal or the imposition of such condition is due to the failure of the party seeking to terminate pursuant to this Section 9.01(d) to perform or observe the covenants of such party set forth in this Agreement), or (ii) the shareholder approval required by Section 8.01(a) herein is not obtained at the Piedmont Meeting.

(e) Failure to Recommend, Etc. By United, prior to such time that the Requisite Piedmont Vote is obtained, if Piedmont or the Piedmont Board has made a Recommendation Change or breached its obligations under Section 7.02 or 7.05 in any material respect.

(f) Superior Proposal. By Piedmont at any time before obtaining the Requisite Piedmont Vote if the Piedmont board of directors terminates this Agreement pursuant to Section 7.05(e) provided, that Piedmont shall have paid any amounts due pursuant to Section 9.03 in accordance with the terms, and at the times, specified therein.

(g) Decline in United Common Stock Price. (i) By Piedmont, at any time during the five-day period following the Determination Date, if both of the following conditions are satisfied:

(A) the Average United Stock Price shall be less than $27.42 and

(B) (1) the quotient of the Average United Stock Price divided by the Starting Price (such quotient being the “United Ratio”), shall be less than eighty percent (80%) of (2) the quotient of the Average Index Price divided by the Index Price on the Starting Date (such quotient being the “Index Ratio”).

provided, however, that if Piedmont refuses to consummate the Merger pursuant to this Section 9.01(g)(i), it shall give prompt written notice thereof to United (and provided that such Piedmont notice of election to terminate may be withdrawn at any time within the aforementioned five-day period).

During the five-day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of Piedmont Common Stock hereunder, by either:

(a) increasing the Exchange Ratio (calculated to the nearest one ten-thousandth); or

(b) provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, paying, as part of the Merger Consideration, to each recipient of Merger Consideration, a cash payment (in addition to, and not in lieu of, issuing shares of United Common Stock to them) (the “Additional Cash Payment Per Share”), in either case so that the value of the Merger Consideration (calculated based on the Average United Stock Price and including any Additional Cash Payment Per Share) to be received by each recipient thereof equals the lesser of:

(x) the product of the Starting Price, 0.80 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 9.01(g)(i)(x)); and

(y) an amount equal to (1) the product of the Index Ratio, 0.80, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 9.01(g)(i)(x)), and the Average United Stock Price, divided by (2) the United Ratio.

If United so elects within such five-day period, it shall give prompt written notice to Piedmont of such election and the revised Exchange Ratio or the Additional Cash Payment Per Share, as applicable, whereupon no termination shall have occurred pursuant to this Section 9.01(g) and this Agreement shall remain in effect in accordance with its terms; provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this section, if applicable, and any references in this Agreement to the Merger Consideration shall thereafter include the Additional Cash Payment Per Share as set forth in this section, if applicable.

(ii) For purposes of Section 9.01(g), the following terms shall have the meanings indicated:

“Average United Stock Price” shall mean the average of the closing sale prices of United Common Stock as reported on Nasdaq during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Average Index Price” shall mean the average of the daily current market price of the Index for the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Determination Date” shall mean the latest of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired, and (ii) the date of the receipt of the shareholder approval of Piedmont set forth in Section 7.02.

“Index” shall mean the KBW Regional Banking Index (KRX).

“Index Price” on a given date shall mean the closing price of the Index for that day.

“Starting Date” shall mean May 9, 2024.

“Starting Price” shall mean $34.27 per share.

9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03 and (ii) that termination will not relieve a breaching party from liability for any Willful Breach of this Agreement giving rise to such termination. Notwithstanding anything to the contrary contained in this Agreement, neither party shall be relieved or released from any liabilities or damages arising out of its actual and intentional common law fraud in such party’s making of its representations and warranties set forth in this Agreement (“Fraud”) or its Willful Breach of any provision of this Agreement. “Willful Breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

9.03 Fees and Expenses.

(a) In the event that (i) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to Piedmont shall have been communicated to or otherwise made known to the Piedmont Board or senior management of Piedmont or shall have been made directly to the shareholders of Piedmont generally or any person shall have publicly announced (and not withdrawn at least two business days prior to Piedmont Meeting) an Acquisition Proposal with respect to Piedmont and (ii) (x) thereafter this Agreement is terminated by either United or Piedmont pursuant to Section 9.01(c) without the Requisite Piedmont Vote having been obtained (and all other conditions set forth in Section 8.01 and Section 8.02 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by United pursuant to Section 9.01(b) as a result of a Willful Breach or (z) thereafter this Agreement is terminated by either United or Piedmont pursuant to Section 9.01(d)(ii), and (iii) prior to the date that is 12 months after the date of such termination, Piedmont enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to Piedmont (whether or not the same

Acquisition Proposal as that referred to above), then Piedmont shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay United, by wire transfer of same-day funds, a fee equal $10,690,000 (the “Termination Fee”); provided, that for purposes of this Section 9.03(a), all references in the definition of Acquisition Proposal to “24.99%” shall instead refer to “50.1%”.

(b) In the event that this Agreement is terminated by United pursuant to Section 9.01(e), then Piedmont shall pay United, by wire transfer of same-day funds, the Termination Fee within two business days of the date of termination.

(c) In the event that this Agreement is terminated by Piedmont pursuant to Section 9.01(f), then Piedmont shall pay United, by wire transfer of same-day funds, the Termination Fee within two business days of the date of termination.

(d) The agreements contained in subsections of this Section 9.03 shall be deemed an integral part of the transactions contemplated by this Agreement, and without such agreements the parties would not have entered into this Agreement. The termination fee payable pursuant to this Section 9.03 shall be the sole and exclusive remedy of United in the event such Termination Fee is payable as specified therein, and the parties agree that if Piedmont pays or causes to be paid to United the Termination Fee in accordance with this Section 9.03, Piedmont (or any successor in interest of Piedmont) will not have any further obligations or liabilities to United with respect to this Agreement or the transactions contemplated by this Agreement. In the event that Piedmont fails to pay the Termination Fee when due, then Piedmont shall pay such Termination Fee plus the costs and expenses actually incurred by United (including, without limitation, fees and expenses of counsel) in connection with the collection of such Termination Fee under the enforcement of this Section 9.03, together with interest on such unpaid Termination Fee and costs and expenses, commencing on the date that such Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE X

Miscellaneous

10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than this Article X and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including Section 7.08, all of which shall survive the Effective Time).

10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Piedmont Meeting, this Agreement may not be amended if it would violate the GBCA or the WVBCA. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

10.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

10.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

10.05 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such Commonwealth (except to the extent that mandatory provisions of federal law are applicable). The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.05.

10.06 Expenses. Subject to the obligations of Piedmont set forth in Section 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Piedmont and United.

10.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Piedmont, to:

Piedmont Bancorp, Inc.

5100 Peachtree Parkway

Peachtree Corners, Georgia 30092

Attention: Monty G. Watson

       Philip F. Resch

With a copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street, Suite 4900

Atlanta, Georgia 30309-3424

Attention: Mark C. Kanaly, Esq.

If to United, to:

United Bankshares, Inc.

514 Market Street

Parkersburg, West Virginia 26101

Attention: Richard M. Adams, Jr.

      W. Mark Tatterson

With a copy to:

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Attention: Sandra M. Murphy, Esq.

10.08 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the Disclosure Schedules attached hereto and incorporated herein) and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 7.08, which shall inure to the benefit of the Persons referred to in such Section, and if the Effective Time occurs, the rights of holders of Piedmont Common Stock to receive the Merger Consideration provided for under Article IV, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations between the parties and are for the sole benefit of the parties. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.09 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.10 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms refer to this Agreement as a whole and not any specific Section. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require Piedmont, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. No party to this Agreement shall be considered the draftsman.

10.11 Publicity. United and Piedmont each shall consult with the other prior to issuing any press releases, filing any material pursuant to SEC Rules 165 or 425, or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby, and prior to making any filings with respect to any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, Nasdaq or in connection with the regulatory application process, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

10.12 Confidential Supervisory Material. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined or identified in 12 C.F.R. § 261.2(c), 12 C.F.R. § 309.5(g)(8), 12 C.F.R. § 4.32(b), and 12 C.F.R. § 309.5(g)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

10.13 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PIEDMONT BANCORP, INC.

By:	/s/ Monty G. Watson
Name:	Monty G. Watson
Title:	Chairman and Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams, Jr.
Name:	Richard M. Adams, Jr.
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

BANK AGREEMENT AND PLAN OF MERGER

of

PIEDMONT BANK

with and into

UNITED BANK

THIS BANK AGREEMENT AND PLAN OF MERGER by and between Piedmont Bank (“Piedmont Bank”) and United Bank (“United Bank”) is dated as of May 9, 2024 (this “Bank Merger Agreement”).

WHEREAS, Piedmont Bank is a Georgia chartered commercial bank organized and existing under the Code of Georgia (the “Georgia Code”) with its principal office at 5100 Peachtree Parkway, Peachtree Corners, Georgia 30092 with an authorized capitalization of 2,000,000 shares of preferred stock, $1.00 par value per share, and 10,000,000 shares of common stock, $5.00 par value per share (“Piedmont Bank Capital Stock”), of which 600,000 shares of Piedmont Bank Common Stock are outstanding; and

WHEREAS, United Bank is a Virginia chartered commercial bank organized and existing under the Code of Virginia (the “Virginia Code”) with its principal office at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, with an authorized capitalization of 200,000 shares of common stock, par value $10.00 per share (“United Bank Capital Stock”), of which 200,000 shares are outstanding; and

WHEREAS, Piedmont Bank is a wholly owned subsidiary of Piedmont Bancorp, Inc., a Georgia corporation and bank holding company having its headquarters at 5100 Peachtree Parkway, Peachtree Corners, Georgia 30092 (“Piedmont”); and

WHEREAS, United Bank is a wholly owned subsidiary of United Bankshares, Inc. a West Virginia corporation and financial holding company having its headquarters at 300 United Center, 500 Virginia Street, East, Charleston, West Virginia 25301 (“United”); and

WHEREAS, prior to the entry into this Bank Merger Agreement, United and Piedmont entered into an Agreement and Plan of Merger dated as of May 9, 2024 (as such agreement may hereafter be amended or supplemented from time to time, the “Parent Merger Agreement”) pursuant to which United has agreed to acquire Piedmont by means of the merger of Piedmont with and into United with United surviving such merger (the “Merger”); and

WHEREAS, it is contemplated pursuant to the Parent Merger Agreement that, after the Merger, Piedmont Bank will be merged with and into United Bank, with United Bank surviving the merger (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of Piedmont Bank and United Bank has determined that the Bank Merger would be in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Bank Merger Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties do hereby agree as follows:

ARTICLE I

At the Effective Time (as defined in Section 4.1), subject to the terms and conditions of this Bank Merger Agreement, Piedmont Bank shall be merged with and into United Bank, and United Bank shall be the surviving institution resulting from the Bank Merger (the “Merged Bank”), pursuant to Section 6.2-822 of the Virginia Code and Section 7-1-628.4 of the Georgia Code. The Bank Merger shall have the effect provided in Section 6.2-822 of the Virginia Code and Section 7-1-628.4 of the Georgia Code.

ARTICLE II

The name of the Merged Bank in the Bank Merger shall be “United Bank” or such other name as United Bank shall advise Piedmont Bank in writing.

ARTICLE III

The business of the Merged Bank shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Merged Bank at its principal office, which shall be located at the principal office of United Bank at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, at all duly authorized and operating branches of United Bank and Piedmont Bank as of the Effective Time (as hereinafter defined), together with the principal office of Piedmont Bank, which shall be operated as a branch of the Merged Bank, and at all other offices and facilities of United Bank and Piedmont Bank established as of the Effective Time.

ARTICLE IV

Section 4.1 At the time the Bank Merger becomes effective (the “Effective Time”), the separate existence of Piedmont Bank shall cease and the corporate existence of United Bank, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Merged Bank shall be deemed to be the same business and corporate entity as each of Piedmont Bank and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Piedmont Bank and United Bank shall vest in United Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Piedmont Bank and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Piedmont Bank and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise that is not conferred on the Merged Bank by the Virginia Code, Georgia Code or applicable regulations.

Section 4.2 The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Piedmont Bank and United Bank immediately prior to the Effective Time.

ARTICLE V

Section 5.1 At the Effective Time, (i) all of the shares of Piedmont Bank Capital Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of United Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2 At and after the Effective Time, certificates evidencing shares of Piedmont Bank Capital Stock shall thereafter not evidence any interest in Piedmont Bank or the Merged Bank.

Section 5.3 The stock transfer book of Piedmont Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Piedmont Bank Capital Stock shall be recorded therein.

Section 5.4 Any outstanding options or other rights to acquire shares of Piedmont Bank Capital Stock outstanding as of the Effective Time shall be canceled at the Effective Time.

ARTICLE VI

Section 6.1 Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time. Each such director shall hold office until the next annual meeting of the shareholder of the Merged Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified.

Section 6.2 The officers of United Bank serving immediately prior to the Effective Time shall serve as the officers of the Merged Bank, as the successor institution, until their successors are duly appointed by the Board of Directors of the Merged Bank.

ARTICLE VII

From and after the Effective Time, (i) the Articles of Incorporation, as amended, of the Merged Bank shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws, as amended, of the Merged Bank shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Bank Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto. This Bank Merger Agreement may be terminated by mutual consent of Piedmont Bank and United Bank at any time prior to the Effective Time. In addition, this Bank Merger Agreement will terminate, and be of no further force or effect, upon the termination of the Parent Merger Agreement without any action by either party hereto.

ARTICLE IX

Section 9.1 This Bank Merger Agreement and the Bank Merger shall be adopted and approved by the written consent of the sole holder of all of the outstanding shares of Piedmont Bank Capital Stock and by the written consent of the sole holder of all of the outstanding shares of United Bank Capital Stock.

Section 9.2 The Effective Time shall be the later of: (i) the issuance by each of the Virginia State Corporation Commission (the “VSCC”) and the Georgia Secretary of State of a certificate of merger relating to the Bank Merger; and (ii) the time set forth in articles of merger relating to the Bank Merger filed with the VSCC and the Georgia Secretary of State; provided, however, that in no event shall the Effective Time be earlier than or occur at the same time as the effective time of the Merger.

Section 9.3 Notwithstanding any provision of this Bank Merger Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement and United shall be the sole holder of all of the issued and outstanding shares of Piedmont Bank Capital Stock and all of the issued and outstanding shares of United Bank Capital Stock, either directly or indirectly, (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired and (iii) no court of competent jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which prohibits or makes illegal the consummation of the Bank Merger.

Section 9.4 Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.

ARTICLE X

Any notice or other communication required or permitted under this Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

if to Piedmont Bank:

Monty Watson, III, Chairman and Chief Executive Officer

Piedmont Bank

5100 Peachtree Parkway

Peachtree Corners, Georgia 30092

E-mail: Monty.Watson@piedmont.bank

Copy to:

Mark C. Kanaly, Esq.

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street, Suite 4900

E-mail: Mark.Kanaly@alston.com

if to United Bank:

James J. Consagra, Jr., Chief Executive Officer

United Bank

1118 Fairfax Boulevard

Fairfax, Virginia 22030

E-mail: james.consagra@bankwithunited.com

Copy to:

Sandra M. Murphy

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

E-mail: smurphy@bowlesrice.com

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of Piedmont Bank and United Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of Piedmont Bank and United Bank, including, without limitation, all rights and interests of Piedmont Bank and United Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Bank Merger Agreement, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of Piedmont Bank and United Bank or otherwise.

ARTICLE XII

This Bank Merger Agreement is binding upon and is for the benefit of Piedmont Bank and United Bank and their respective successors and permitted assigns; provided, however, that neither this Bank Merger Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Bank Merger Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Bank Merger Agreement.

ARTICLE XIII

This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent federal law may be applicable.

ARTICLE XIV

This Bank Merger Agreement and the Bank Merger shall constitute a plan of “reorganization” for the Bank Merger for purposes of Sections 354 and 361 of the Code.

ARTICLE XV

This Bank Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Piedmont Bank and United Bank have each caused this Bank Agreement and Plan of Merger to be executed as of the date first above written.

PIEDMONT BANK

By:
Monty Watson
Title:	Chairman and Chief Executive Officer

UNITED BANK

By:
James J. Consagra, Jr.
Title:	Chief Executive Officer

Signature Page to the Bank Agreement and Plan of Merger

Exhibit B

Form of Piedmont Support Agreement

SUPPORT AGREEMENT

This Support Agreement is made as of May 9, 2024, between United Bankshares, Inc., a West Virginia corporation (“United”), and the shareholder of Piedmont Bancorp, Inc., a Georgia corporation (“Piedmont”), identified on the signature page hereto (the “Shareholder”) in such Shareholder’s capacity as a shareholder of Piedmont.

WHEREAS, United and Piedmont have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which all of the outstanding shares of Piedmont Common Stock will be exchanged for shares of United Common Stock in accordance with the terms of the Merger Agreement; and

WHEREAS, as of the date hereof, Shareholder owns or possesses the sole right to vote or direct the voting of, the number of shares of Piedmont Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, Shareholder owns or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares; and

WHEREAS, as of the date hereof, Shareholder has the right to acquire pursuant to the exercise of Piedmont Stock Options issued and outstanding and the vesting of Piedmont Stock Awards issued and outstanding pursuant to the Piedmont Stock Plan, the number of shares of Piedmont Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for United to enter into the Merger Agreement and consummate the transactions contemplated thereby, Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. Shareholder represents and warrants that: (a) Shareholder is the owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares; (b) Shareholder has the full right, power and authority to enter into, deliver and perform this Agreement; and (c) this Agreement has been duly executed and delivered by Shareholder.

2. Covenants of Shareholder. (a) Shareholder agrees to cause the Covered Shares to be present at the Piedmont Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(c), unless United is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement.

(b) Shareholder agrees that until the earlier of (i) termination of this Agreement as provided in Section 2(c) or (ii) receipt of the Requisite Piedmont Vote, that Shareholder shall not, without the prior written consent of United, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, any options or warrants to acquire Piedmont Common Stock issued and outstanding, or any restricted stock units issued and outstanding pursuant to the Piedmont Stock Plan; provided that this restriction shall not apply to shares (i) surrendered to Piedmont in connection with the vesting, settlement or exercise of equity awards to satisfy any withholding for the payment of taxes incurred in connection therewith or the exercise price thereon, (ii) that are hypothecated or as to which a security interest already has been granted as of the date hereof, (iii) that are transferred pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (iv) that are transferred in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement and such transferee providing written notice to United of such transfer, and (v) that are transferred as United may otherwise permit in its sole discretion. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement by either Piedmont or United, or (ii) the Effective Date of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder.

3. Additional Shares. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Piedmont Common Stock that Shareholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Piedmont Common Stock as to which Shareholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all Piedmont Stock Options, Piedmont Warrants and Piedmont Stock Awards that Shareholder may currently own or hereafter acquire.

4. Governing Law, Wavier of Jury Trial. This Agreement shall be governed in all respects by the law of the State of West Virginia, without regard to the conflict of laws principles thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.

5. Assignment; Successors. This Agreement may not be assigned by Shareholder without the prior written consent of United. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon United any right or ability to acquire the shares of Piedmont Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Shareholder in his/her capacity as a director or officer of Piedmont, but only in his or her capacity as a holder of shares of Piedmont Common Stock, Piedmont Stock Options or Piedmont Stock Awards. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of Piedmont, if applicable. The term “Covered Shares” shall not include any securities owned or possessed by Shareholder as a trustee or fiduciary other than those owned or possessed by Shareholder a trustee or fiduciary of a trust for which Shareholder or any member of the Shareholder’s immediate family is a beneficiary (which for the avoidance of doubt, shall be included as Covered Shares), and this Agreement is not in any way intended to affect the exercise by Shareholder of his or her fiduciary responsibility in respect of any such securities.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

UNITED BANKSHARES, INC.

By:
Name:	Richard M. Adams, Jr.
Title:	Chief Executive Officer

SHAREHOLDER

Name:

Shares as to which Shareholder has sole:

Voting Power:

Dispositive Power:

Options held by Shareholder:

Stock Awards held by Shareholder:

Warrants held by Shareholder:

B-4